UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Deluxe Corporation
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Notice of Annual Meeting of Shareholders

ANNUAL MEETING INFORMATION

Date: Wednesday, May 2, 2018

Place: Deluxe Corporation, 3680 Victoria Street North, Shoreview, MN 55126

Time: 2:00 p.m. Central

Record Date: March 8, 2018

AGENDA

Important notice regarding the availability of proxy materialsfor the Deluxe annual meeting of shareholders to be held on Wednesday, May 2, 2018.
1. Election of 10 directors to hold office until the 2019 annual meeting of shareholders.

2. Advisory vote (non-binding) on the compensation of our Named Executive Officers.

3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

4. Take action on any other business that may properly come before the meeting and any adjournment thereof.

Shareholders of record at the close of business on March 8, 2018, are entitled to vote at the meeting and at any adjournment thereof. In this Proxy Statement, we may also refer to Deluxe Corporation as “Deluxe,” the “Company,” “we,” “our,” or “us.”

Once again, we are furnishing proxy materials to our shareholders over the Internet. This process expedites the delivery of proxy materials, reduces paper waste and saves the Company expense. In addition, these materials remain easily accessible, and shareholders receive clear instructions for voting and requesting paper copies of the materials if they so desire.

We are mailing the Notice of Internet Availability of Proxy Materials (“Internet Notice”) to shareholders of record beginning on or about March 22, 2018. The Internet Notice contains instructions on how to access our Proxy Statement and Annual Report, and how to vote online. In addition, the Internet Notice contains instructions on how to (i) request a paper copy of the Proxy Statement and Annual Report, if you received only an Internet Notice this year, or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet, if you received them by mail this year.

It is important that your shares be represented at the annual meeting. Regardless of whether you plan to attend the annual meeting in person, please vote as soon as possible to ensure the presence of a quorum and save Deluxe further solicitation expense. You may vote your shares by telephone or the Internet, or if you received a paper proxy card, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the methods of voting are contained in the Internet Notice and in the Proxy Statement. Voting by telephone, the Internet or mail will not limit your right to vote in person or to attend the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa Beth Lentini
Corporate Secretary
March 20, 2018

The proxy statement, proxy card and 2017 annual report of Deluxe are available for review at: www.proxyvote.com
Your vote is important
Please vote as soon as possible

You can help the Company reduce expenses by voting your shares by telephone or Internet; your proxy card or voting instruction card contains the instructions. Or complete, sign and date your proxy card or voting instruction card and return it as soon as possible in the enclosed postage paid envelope.

Deluxe Corporation 3680 Victoria Street North Shoreview, MN 55126 P.O. Box 64235 St. Paul, MN 55164 www.deluxe.com

Dear Fellow Shareholders:

On behalf of Deluxe Corporation’s Board of Directors (Board), I welcome you to the 2018 annual meeting of shareholders. Your Board is committed to employing governance best practices and ensuring independent oversight to support achieving the best results for you, the shareholders.

Deluxe Corporation attempts to recruit and retain directors with a diversity of backgrounds, skill sets and life experiences, to best ensure we achieve the benefits of both strong, independent oversight and a breadth of expertise to enable success in our complex and changing businesses. Our governance structure and practices enable balanced Board operations, independent thought, and appropriate levels of Board involvement and oversight.

As non-executive Chairman of the Board, I am focused on the important obligations that our Board owes to you. My responsibilities include (among other things): acting as a liaison between management and the Board; providing independent advice and counsel to the Chief Executive Officer (CEO); in concert with the CEO, developing and setting the agendas for meetings of the Board and annual meetings of shareholders; acting as Chair at meetings of the Board; calling special meetings of the Board where appropriate; acting as Chair at meetings of shareholders; and ensuring that, upon completion of the ordinary business of a meeting of the Board, the Directors hold discussions without management present.

It has been my privilege to serve as Deluxe Corporation’s non-executive Chairman of the Board for the past six years. I look forward to continuing my service to the Company. Know that your Board remains focused on effective governance and performance that delivers value to you, today and long into the future.

On behalf of the Board, thank you for investing in Deluxe Corporation.

Sincerely,

Martyn R. Redgrave
Non-Executive Chairman of the Board

PROXY STATEMENT

DELUXE CORPORATION
3680 Victoria Street North
Shoreview, Minnesota 55126

Our Board of Directors solicits your proxy for the 2018 Annual Shareholders’ Meeting (and any postponement or adjournment of the meeting) for the matters set forth in “What am I voting on and what are the Board’s voting recommendations?” We made this proxy statement available to shareholders beginning on March 22, 2018.

2018 PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all the information that you should consider. We encourage you to read the entire proxy statement carefully before voting.

2017 Performance Highlights

Revenue: $1.966 billion a 6% increase from 2016	Operating Cash Flow: $338 million a 6% increase from 2016	Adjusted Diluted EPS[1]: $5.27 a 6% increase from 2016	Dividend Payments to Shareholders: $58 million	MOS Revenue[2]: $756 million a 23% increase from 2016 and 38% of total revenue

1	Adjusted Diluted Earnings Per Share (EPS) is a non-GAAP financial measure. A reconciliation to GAAP EPS is attached as Annex A.
2	Marketing Solutions and Other Services (MOS) revenue is revenue from products and services other than Deluxe’s traditional checks, forms and accessories.

Corporate Governance at Deluxe

Deluxe understands that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of the Company. Our governance practices include the following:

Independent Board	•	Nine of our ten director nominees are independent
Board Diversity	•	Two of our ten director nominees are female and one is African-American
Board Refreshment	•
The Governance Committee established a succession plan with the assistance of an independent executive search consultant to identify highly-qualified and diverse director candidates to replace two independent directors, one of whom stepped down in 2016 due to medical reasons and the other who retired in 2017

•
Pursuant to this succession plan, the Board elected a new independent director, Mr. John Stauch in 2016, and nominated Ms. Victoria Treyger, who was elected to the Board for the first time at the 2017 annual meeting of shareholders

	•	Upon election of the Board’s nominees at the annual meeting, the average non-management director tenure will be 11 years
Non-Executive Chairman of the Board	•	Our non-executive Chairman of the Board has broad powers including:
		-	acting as a liaison between management and the Board
		-	providing independent advice and counsel to the CEO
		-	in concert with the CEO, developing and setting the agendas for meetings of the Board and annual meetings of shareholders

		-	calling special meetings of the Board where appropriate
		-	acting as Chair at meetings of shareholders
		-	ensuring that the independent directors hold executive sessions
Annual Board Leadership Evaluation and Succession Planning	•	The Board annually evaluates the CEO’s performance
	•	The Board annually conducts a rigorous review and assessment of the succession planning process for the CEO and other executive officers
Annual Director Election and Outside Board Service	•	Each director is elected on an annual basis
	•	Currently, no director serves on more than two other public company boards and our CEO does not serve on any other public company boards
Director Stock Ownership	•
Each independent director is required to own Deluxe common stock with a market value of at least five times his or her annual cash retainer, within five years after his or her initial appointment or election to the Board

Stock Hedging and Pledging Policies	•	Our insider trading policy bars our directors and executive officers from owning financial instruments or participating in investment strategies that hedge the economic risk of owning Deluxe stock
	•	We prohibit executive officers and directors from pledging Deluxe securities as collateral for loans (including margin loans)
No “Poison Pill”	•	We do not have a “poison pill” plan in place
Enterprise Risk Management	•
We have a rigorous enterprise risk management program targeting controls over operational, financial, legal/regulatory compliance, reputational, technology, privacy, data security, strategic and other risks that could adversely affect our business. The program also includes crisis management and business continuity planning.

Board Effectiveness Reviews	•	We conduct annual self-assessments of the Board and each of its committees, and third-party effectiveness reviews of the Board every three years

What am I voting on and what are the Board’s voting recommendations?

Agenda Item		Board Voting Recommendation	Page Reference (for more detail)
Item 1	Election of the ten director nominees listed in this Proxy Statement	FOR each nominee	Page 8

Item 2	Advisory vote (non-binding) to approve the compensation of our Named Executive Officers	FOR	Page 29

Item 3	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ending December 31, 2018	FOR	Page 57

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At our annual meeting, the Board of Directors asks shareholders to vote on the matters disclosed in the Notice of Annual Meeting of Shareholders that preceded this Proxy Statement, which are described in more detail below.

We will also consider any other business that may be properly presented at the meeting (although we are not expecting any other matters to be presented) and management will report on Deluxe’s performance during the last fiscal year and respond to questions from shareholders.

Who is entitled to vote at the meeting?

The Board has set March 8, 2018, as the record date for the meeting. If you were a shareholder of record at the close of business on March 8, 2018, you are entitled to vote at the meeting. You have one vote for each share of common stock you held on the record date.

As of the record date, 47,822,807 shares of Deluxe common stock were outstanding. Deluxe does not have any other class of capital stock outstanding.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the vote of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted present at the meeting if the shareholder: (1) is present and votes in person at the meeting or (2) has properly submitted a proxy or voted by telephone or the Internet.

If you vote “WITHHOLD” or “ABSTAIN,” your shares will still be counted as present at the meeting for the purposes of determining a quorum.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Deluxe’s transfer agent, EQ Shareowner Services (formerly Wells Fargo Bank, N.A.), you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are still considered the beneficial owner of the shares, but your shares are deemed to be held in “street name.”

What am I voting on, how many votes are required to approve each item, and how does the Board recommend that I vote?

Proposals	Votes Required	Voting Options	Board Recommendation	Broker Discretionary Voting Allowed[1]	Effect of Withhold Vote / Abstention	Effect of Broker Non- Vote[1]
Item 1. Election of the ten directors listed in this Proxy Statement	Plurality of the votes cast[2]	For or withhold	“FOR” each director nominee	No	None	None
Item 2. Advisory vote (non-binding) to approve named executive officer compensation	We will consider the vote approved if more shares are voted “FOR” than “AGAINST” the proposal	For, against or abstain	“FOR”	No	None	None
Item 3. Ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2018	Majority of votes present and entitled to vote on this item[3]	For, against or abstain	“FOR”	Yes	Not applicable	Not applicable

1	If you are a beneficial owner, you generally cannot vote your shares directly and must instead instruct your broker, trustee, bank or nominee how to vote your shares using the voting instruction form provided by that intermediary. If you do not provide voting instructions, whether your shares can be voted by your broker, trustee, bank or nominee depends on the type of matter being considered. If your broker, trustee, bank or nominee does not have discretion to vote your shares, your shares will not be voted unless you provide instructions to your broker, trustee, bank or nominee. Broker non-votes will generally have no effect in determining whether any proposals to be voted on at the meeting are approved.
2	A plurality means that the 10 nominees receiving the most votes will be elected. In an uncontested election of directors, our “Corporate Governance Guidelines” require that if an incumbent director receives more “WITHHOLD” votes than “FOR” votes in this type of an election, that director nominee must tender his or her resignation to the Board following the certification of the shareholder vote. The Corporate Governance Committee must then make recommendations to the Board as to whether to accept the letter of resignation and the Board must take action with respect to this recommendation and disclose its decision-making process.
3	This amount must be a least a majority of the minimum number of shares entitled to vote that would constitute a quorum. “Shares present” includes shares represented in person or by proxy at the annual meeting.

How do I vote my shares?

We are mailing the Notice of Internet Availability of Proxy Materials (Internet Notice) to shareholders of record on or about March 22, 2018. If your shares are held in street name, your broker or other agent is responsible for sending you an Internet Notice. You will not receive a printed copy of these proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice. Instead, the Internet Notice will instruct you how to access and review all the important information contained in these proxy materials, and how to vote. If you received an Internet Notice by mail and would like to receive a printed copy of these proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.

Voting Methods
Step-by-Step Instructions	Voting Deadline

Internet
Instructions can be found on the Internet Notice. The internet procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been properly recorded.
      •     Go to www.proxyvote.com
      •     Vote on the proposals
• 11:59 p.m. Eastern Time on May 1, 2018 • Internet voting is available 24 hours a day
Telephone
The telephone procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been recorded properly.
      •     Call 800-690-6903 (toll-free)
• 11:59 p.m. Eastern Time on May 1, 2018 • Telephone voting is available 24 hours a day
Mail[1]
You own your shares directly:
      •     Complete, sign, and date the proxy card
      •     Mail it in the pre-addressed envelope that accompanies the proxy card
You own your shares in street name:
      •     Request a voting instruction card according to the
             instructions on the Internet Notice mailed by your broker or other agent
      •     Complete, sign, and date the voting instruction card
             provided by the broker or other agent
      •     Mail the voting instruction card in the pre-addressed
             envelope provided

•     Directly-Held Shares: Proxy
       cards must be received
       before May 2, 2018 (date of
       the annual meeting) in order
       for the shares to be timely
       voted
•     Shares Held in Street Name:
       Voting instruction cards must
       be received before the date
       specified on the voting
       instruction card in order for
       the shares to be timely voted

In-person[2]
You own your shares directly:
      •     Complete a ballot at the meeting
You own your shares in street name:
      •     Obtain a signed proxy from your broker, trustee, bank or
             other nominee giving you the right to vote on the shares
      •     Provide the signed proxy (above) at the meeting
      •     Complete a ballot at the meeting
• May 2, 2018
1	This option is only available to shareholders who receive a paper proxy card or receive a voting instruction card.
2	Shareholders of record may vote in-person at the meeting; however, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend or are otherwise unable to attend the meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

It means you hold shares registered in more than one account. To ensure that all of your shares are voted, if you vote by telephone or the Internet, vote once for each Internet Notice you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, EQ Shareowner Services (formerly Wells Fargo Bank, N.A.), at P.O. Box 64854, St. Paul, MN 55164 or by telephone at 800-468-9716 (toll-free).

You also may receive a “voting instruction” card, which looks very similar to a proxy card. Voting instructions are prepared by brokers, trustees, banks or nominees for shareholders who hold shares in street name.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you do not attend the meeting.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you provide a signed proxy from your broker, trustee, bank or nominee giving you the right to vote such shares at the meeting.

What if I submit by proxy but do not specify how I want my shares voted?

If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote them as the Board recommends as outlined above.

Can I change my vote?

Yes. If you are a shareholder of record, you can change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by sending a written notice of revocation to Deluxe’s Corporate Secretary
•	by submitting another properly signed proxy card at a later date to Deluxe’s Corporate Secretary
•	by submitting another proxy by telephone or the Internet at a later date
•	by delivering a written notice of revocation to Deluxe’s Corporate Secretary and voting in person at the meeting

If you hold your shares in street name, you should follow the voting instructions provided to you by your broker, trustee, bank or nominee.

Who pays the cost of proxy preparation and solicitation?

Deluxe pays for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. We have retained Georgeson, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $8,000 plus associated costs and expenses.

We are soliciting proxies primarily by use of the Internet. In addition, proxies may be solicited by mail, telephone or personally by directors, officers and regular employees of Deluxe. These individuals receive no additional compensation for these services.

ITEM 1: ELECTION OF DIRECTORS

Nominees for Election

There are currently ten individuals serving on the Board. Each director’s term expires as of the date of the annual meeting of shareholders. The Board has determined that the size of the Board will continue to be ten directors as of the date of the annual meeting of shareholders and recommends that the ten individuals presented on the following pages be elected to serve on the Board until the 2019 annual meeting of shareholders. All of the nominees are current directors. In addition, with the exception of Mr. Schram, who serves as Deluxe’s CEO and therefore, by definition, cannot be deemed independent, all nominees have been determined by the Board to meet the independence standards of the New York Stock Exchange (see the discussion of Director Independence in the “Board Structure and Governance” section of this Proxy Statement).

Each of the ten individuals listed below has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated in this Proxy Statement.

Pursuant to our Corporate Governance Guidelines (discussed in the “Corporate Governance Principles” section on page 15), the following policy applies to the election of directors:

At any shareholder meeting at which directors are subject to an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of “WITHHOLD” votes from his or her election than “FOR” votes shall submit to the Board, within five (5) business days of certification of the shareholder vote by the Inspector of Elections, a written offer to resign from the Board.

The Corporate Governance Committee shall promptly consider the resignation offer and recommend to the full Board whether to accept it. In considering whether to recommend that the Board accept or reject the resignation offer, the Corporate Governance Committee will consider all factors deemed relevant including, without limitation, (i) the perceived reasons that shareholders withheld votes from the director, (ii) the length of service and qualifications of the director, (iii) the director’s contributions to the Company, (iv) compliance with applicable listing standards, (v) the purpose and provisions of the Corporate Governance Guidelines, and (vi) the best interests of the Company and its shareholders.

To the extent that one or more director resignations are accepted by the Board, the Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies, or to reduce the size of the Board.

Any director who tenders his or her offer to resign from the Board pursuant to this provision shall not participate in the Corporate Governance Committee or Board deliberations regarding whether to accept the offer of resignation.

The Board will act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote by the Inspector of Elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the vote, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a current report on Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”) within four business days after the Board’s determination.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of each of the following nominees:

Ronald C. Baldwin Vice Chairman (Retired), Huntington Bancshares, Inc. Director since: 2007 Age: 71 Independent: Yes	Background

	•	Vice Chairman of Huntington Bancshares, Inc., a regional bank holding company (2001-2006)
○
Mr. Baldwin was responsible for overseeing Huntington’s regional banking line of business, which provided both commercial and retail financial products and services through nearly 400 regional banking offices

Qualifications

	•	35 years in the banking and financial services industry
	•	Provides unique insight into challenges faced by financial institutions as Deluxe believes it expands the business services and solutions offered to financial institutions
•
Adept in offering counsel on matters related to corporate finance and capital structure, all of which serve the needs of Deluxe as it seeks to maintain financial discipline while pursuing growth opportunities

Active Committees: Compensation; Finance (Chair)

Cheryl E. Mayberry McKissack CEO of Nia Enterprises LLC Director since: 2000 Age: 62 Independent: Yes	Background

	•	Chief Executive Officer of Nia Enterprises LLC since 2000
○ Nia Enterprises LLC is a Chicago-based marketing, entrepreneurial business and digital consulting firm
	•	CEO of Ebony Media Operations LLC (May 2016-March 2017), print and media company
	•	COO of Johnson Publishing Company (“JPC”) and President of its affiliate, JPC Digital (2013-2016)
•
Provided project support to JPC under a consulting relationship between Nia Enterprises and JPC prior to her appointment as COO and President of JPC Digital. Projects included several digital and business transformational projects, including the launch of the flagship ebony.com website

•
Served as the Worldwide Senior Vice President and General Manager for Open Port Technology and was Vice President for the Americas and a founding member of the Network Systems Division for 3Com (formerly U.S. Robotics)

Qualifications

	•	Recently completed a 14-year tenure as director of Private Bancorp, Inc. (2003-2017), where she served as Chair and Vice Chair of the Governance and Compensation Committees
	•	Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University, where she lectured for 10 years (2005-2015)
•
As a successful entrepreneur and digital technology executive, Ms. Mayberry McKissack brings a unique perspective to the Board as Deluxe pursues its growth strategies within the Small Business Services segment

•
Given that a key component of Deluxe's strategy for growing its Small Business Services segment involves Internet-based marketing and new media solutions, her experience in these areas is a valuable complement to the skills and experience she brings to the Board as a small business owner and former executive of several technology and new business ventures

Active Committees: Compensation; Finance

Don J. McGrath Managing Partner of Diamond Bear Partners LLC Director since: 2007 Age: 69 Independent: Yes	Background

	•	Managing Partner and Co-Founder of Diamond Bear Partners LLC, an investment company, since 2009
	•	Chairman and CEO (2005-2009) and President and COO (1998-2004) of BancWest Corporation, a $75 billion bank holding company serving nearly three million households and businesses
	•	Director of BancWest (1998-2010)
	•	Served as Chairman of the Board of Bank of the West (a BancWest subsidiary) and as CEO (1996-2007)
	•	Appointed to the President’s Council on Financial Literacy in 2008

Qualifications

•
40 years of experience in the banking and financial services industry, particularly in the large bank sector, enables Mr. McGrath to provide Deluxe with valuable insight into this important portion of our customer base

	•	Led BancWest through an era of significant growth and therefore is well-suited for our Board as Deluxe continues to execute its transformational growth strategies

Active Committees: Audit; Corporate Governance

Neil J. Metviner Chief Marketing Officer of Output Services Group, Inc. Director since: 2007 Age: 59 Independent: Yes	Background

	•	Chief Marketing Officer of Output Services Group, Inc. (“OSG”) since 2011
○
OSG provides invoice and statement printing and presentment services, emphasizing their use as marketing tools. Mr. Metviner is responsible for all marketing activities, organic growth initiatives and major account management.

	•	President of Pitney Bowes Direct (2000-2009), having management responsibility for serving the company’s U.S. small business customer base, together with various international markets
	•	Assumed full oversight responsibility for Pitney Bowes European mailstream operations (2007-2009)

Qualifications

•
As the former President of Pitney Bowes Direct and in his current role with OSG, Mr. Metviner has acquired extensive knowledge in marketing to, and otherwise serving, small business customers. This knowledge is particularly relevant to Deluxe’s strategic growth initiatives within its Small Business Services segment.

•
Over 20 years of experience in senior leadership positions responsible for new product development, management and marketing, all of which are key components of Deluxe’s enterprise-wide growth strategies

Active Committees: Audit; Corporate Governance

Stephen P. Nachtsheim Managing Director of Geyser Ventures LLC Director since: 1995 Age: 73 Independent: Yes	Background

	•	Managing Director and Co-Founder of Geyser Ventures LLC, an investment and real estate company since 2012
	•	Served as Corporate Vice President of Intel Corporation and co-director of Intel Capital (1998-2001)
○ Intel Corporation is a designer and manufacturer of integrated circuits, microprocessors and other electronic components

Qualifications

	•	Served as Non-Executive Chairman of the Board of Deluxe (2005-2012)
	•	Served as the Board’s Lead Independent Director, a role he assumed in December 2003, until becoming Chairman in 2005
•
Mr Nachtsheim’s experience in information technology and in overseeing investments in product development initiatives is well-suited to Deluxe’s own transformational initiatives, many of which rely on the support of information technology

•
As the longest tenured member of the Deluxe Board, as well as having served in a Board leadership role for nearly a decade, Mr. Nachtsheim also brings a unique historical perspective to the Board’s role in guiding strategic discussions, together with a wealth of experience in managing the work of the Board and the role it plays in serving the interests of Deluxe shareholders

Active Committees: Audit; Corporate Governance (Chair)

Thomas J. Reddin Managing Partner of Red Dog Ventures LLC Director since: 2014 Age: 57 Independent: Yes	Background

	•	Principal of Red Dog Ventures LLC, a venture capital and advisory firm for early stage digital companies, which he founded in 2007, and of which he has been the Managing Partner since June 2009
	•	Served as the Chief Executive Officer (2008-2009) of Richard Petty Motorsports, a multi-team NASCAR team
	•	Chief Marketing Officer (1999-2000); President and Chief Operating Officer (2000-2005); and Chief Executive Officer (2005-2007) of LendingTree.com, an on-line lending exchange

Qualifications

•
17 years of experience in the consumer goods industry, including 12 years at Kraft General Foods and five years at Coca-Cola USA, where he managed the Coca-Cola® brand as Vice President of Consumer Marketing

	•	Brings a wealth of experience in the development and marketing of digital services and brand management, all of which are central components of Deluxe’s growth strategy
	•	Mr. Reddin’s extensive leadership experience, including serving on multiple public company boards and audit and compensation committees, further qualify him for his role as a member of the Board
•
Currently serves on the boards of directors of Tanger Factory Outlet Centers, Inc. and Asbury Automotive Group, Inc. He previously served on the boards of Premier Farnell PLC, Valassis Communications, Inc. and R.H. Donnelley Corporation

Active Committees: Compensation (Chair); Finance

Martyn R. Redgrave CEO of Agate Partners LLC Director since: 2001 Non-Executive Chairman since: 2012 Age: 65 Independent: Yes	Background

	•	Non-Executive Chairman of Deluxe since 2012
	•	Managing Partner and CEO of Agate Creek Partners LLC, a professional governance and consulting services company co-founded by Mr. Redgrave in 2014
•
Executive Vice President and Chief Administration Officer (2005-2012); Chief Financial Officer (2006-2007); and Senior Advisor (2012-2014) to L Brands, Inc. (formerly known as Limited Brands, Inc.), one of the world’s leading personal care, beauty, intimate apparel and apparel specialty retailers

Qualifications

•
In addition to bringing extensive operations management experience and financial and accounting acumen to the Board, Mr. Redgrave’s background in overseeing the reporting systems and controls of complex business operations is particularly relevant to the work of our Board

•
Throughout his career, Mr. Redgrave has had direct involvement with matters similar to those encountered by Deluxe, such as operations management, financial reporting and controls, enterprise risk management, information technology systems, data management and protection, and access to capital markets

	•	His background also includes mergers and acquisitions financial analysis, a continuing area of importance for Deluxe
	•	Currently serves on the board of directors of Francesca’s Holdings Corporation and is chair of its audit committee
	•	Served on the board of directors of Popeye’s Louisiana Kitchen, Inc. (2013-2017) until the company was sold

Active Committees: Compensation; Corporate Governance

Lee J. Schram CEO of Deluxe Corporation Director since: 2006 Age: 56 Independent: No	Background

	•	CEO of Deluxe Corporation since 2006
•
Began his career at NCR Corporation (“NCR”) in 1983 where he held a variety of positions of increasing responsibility that included both domestic and international assignments, including: Chief Financial Officer for the Retail and Financial Group (2000-2002); Vice President and General Manager of Payment and Imaging Solutions in the Financial Services Division (2002-2003); and Senior Vice President of the Retail Solutions Division (2003-2006), where he was responsible for the global retail store automation and point-of-sale solutions business, including development, engineering, marketing, sales, and support functions

Qualifications

	•	Sole member of Deluxe’s management represented on the Board
•
Leads the development and execution of Deluxe’s strategies. Both his experience at Deluxe and previous business experience provide him with significant expertise in operational, financial, strategic and management issues facing public companies and a deep understanding of motivating employees to ensure effective execution. Mr. Schram also has extensive experience with mergers and acquisitions.

	•	Served as a member of the board of directors of G&K Services, Inc. (2014-2017) until the company was sold

Active Committees: None

John L. Stauch Executive VP & CFO of Pentair plc Director since: 2016 Age: 53 Independent: Yes	Background

• Executive Vice President and Chief Financial Officer of Pentair plc, a diversified manufacturing company, since 2007
• Chief Financial Officer of the Automation and Control Systems unit (2005-2007) of Honeywell International, Inc.
•
Served as Chief Financial Officer and Information Technology Director of PerkinElmer Optoelectronics and various executive, investor relations and managerial finance positions within Honeywell International, Inc. and its predecessor AlliedSignal, Inc. (1994-2005)

Qualifications

•
As Executive Vice President and Chief Financial Officer of Pentair plc since 2007, and a long-term financial executive, Mr. Stauch is a financial expert and has extensive direct experience with many aspects of public company strategy and operations

Active Committees: Audit (Chair); Finance

Victoria A. Treyger Chief Revenue Officer of Kabbage, Inc. Director since: 2017 Age: 48 Independent: Yes	Background

•
Chief Revenue Officer of Kabbage, Inc., a financial technology company that provides funding directly to small businesses and powers automated lending for financial institutions around the globe through its technology and data platform. Ms. Treyger served as Chief Marketing Officer (2012-2015), and was promoted to Chief Revenue Officer in 2015 where she oversees sales and marketing

	•	Served as Chief Marketing Officer of RingCentral (2010-2012) and Travelocity (2005-2010)
	•	Worked at American Express and Amazon in various senior marketing, product and general management roles (1997-2004)

Qualifications

	•	Brings a wealth of experience in building great brands and scaling revenues through innovative sales and marketing
	•	Extensive experience with positioning, scaling, and driving growth with small businesses and financial institutions through sales channel strategy, digital and brand marketing, and analytics
	•	Currently serves as advisor to several high-growth companies, including Health IQ and Betterment

Active Committees: Compensation; Corporate Governance

Director Skills, Experience and Background

Deluxe is a 100+ year-old company that provides a number of personalized products and services to small businesses, financial institutions and consumers.

We operate in highly competitive markets characterized by rapidly evolving technologies and exposure to business cycles. The Corporate Governance Committee is responsible for assessing with the Board the appropriate skills, experience, and background that we seek in Board members in the context of our business and the existing composition of the Board. This assessment includes numerous factors, such as:

•	Independence
•	Relevant Skills and Expertise
•	Age
•	Gender and Ethnic Diversity

The Board determines whether a nominee’s background, experience, personal characteristics, and skills will advance the Board’s goal of creating and sustaining a Board that can support and oversee the Company’s complex activities. Our Board is committed to actively seeking superior, diverse director candidates for consideration. As set forth in our Corporate Governance Guidelines, the Committee and the Board periodically review and assess the effectiveness of the practices used in considering potential director candidates.

Our Board is comprised of experienced leaders with a combination of the skills and business expertise necessary to provide appropriate oversight, critical viewpoints and guidance to a transforming business. The following chart represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our strategy.

Director Tenure

If all of the nominees are elected to the Board, after the 2018 annual meeting of shareholders our directors will have served an average of 11 years on the Board. This mix of tenure on the Board is intended to support the view that the Board as a whole represents a “portfolio” of new perspectives and the deep institutional knowledge of longer-tenured directors.

BOARD STRUCTURE AND GOVERNANCE

Board Oversight and Director Independence

Our businesses, property and affairs are managed under the general direction of our Board of Directors (the “Board.”) In providing this oversight, the Board adheres to a set of Corporate Governance Guidelines designed to ensure that the Board has access to relevant information, and is structured and operates in a manner allowing it to exercise independent business judgment.

A critical component of our corporate governance philosophy is that a majority of our directors, and preferably a substantial majority, meet strict standards of independence, meaning that they have no relationship with Deluxe, directly or indirectly, that could impair their ability to make objective and informed judgments regarding all matters of significance to Deluxe and its shareholders. The listing standards of the New York Stock Exchange (“NYSE”) require that a majority of our directors be independent, and that our Audit, Compensation, and Corporate Governance Committees be comprised entirely of independent directors. In order to be deemed independent, a director must be determined by the Board to have no material relationship with Deluxe other than as a director. In accordance with the NYSE listing standards, our Board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors is determined, including restrictions on the nature and extent of any affiliations that directors and their immediate family members may have with Deluxe, its independent registered public accounting firm, or any commercial or not-for-profit entity with which Deluxe has a relationship, and which also require consideration of any other relationship that may impair independence. Consistent with regulations issued by the SEC and NYSE listing standards, our Director Independence Standards also prohibit Audit and Compensation Committee members from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from Deluxe, other than in their capacity as Board or committee members. The complete text of our Director Independence Standards is posted on our website at www.deluxe.com under “About Us – Investor Relations – Corporate Governance – Director Independence Standards.”

Following its assessment, the Board has determined that every director and nominee, with the exception of Mr. Schram, satisfies our Director Independence Standards. The Board also has determined that every member of its Audit, Compensation, Corporate Governance, and Finance Committees is independent.

The Board has considered, including most recently in February 2018, the fact that Mr. Metviner is the Chief Marketing Officer of Output Services Group, Inc. (“OSG”), which has two distinct business relationships with us: (1) a subsidiary company of OSG purchases products and services from us in the ordinary course of business and (2) our subsidiary company sells products and services to OSG in the ordinary course of business. The aggregate amount OSG paid to us for these purchases in 2017 was $341,000 which was less than 0.1% of our gross revenues for 2017 and less than 2% of OSG’s gross revenues for 2017. Based on the customary nature of these transactions, the fact that Mr. Metviner has no material interest in the transactions, and the limited amounts involved in these transactions, our Board concluded that this relationship does not impair Mr. Metviner’s independence.

Ms. Treyger is the Chief Revenue Officer of Kabbage, Inc. (“Kabbage”). Kabbage has a relationship with us under which it pays us a fee for small business loan customer referrals. During 2017, the aggregate fees Kabbage paid to us was $4,300 which was less than 0.1% of our gross revenues for 2017 and less than 2% of Kabbage’s gross revenues for 2017. Based on the customary nature of these transactions, the fact that Ms. Treyger has no material interest in the transactions, and the limited amount involved in these transactions, our Board concluded that this relationship does not impair Ms. Treyger’s independence.

Corporate Governance Principles

As indicated above, our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These Guidelines address a broad range of topics, including director qualifications, director nomination processes, director retirement policies, Board and committee structure and processes, director education, CEO evaluation, management succession planning and conflicts of interest.

Investors may find these guidelines on our website at www.deluxe.com under “About Us – Investor Relations – Corporate Governance – Corporate Governance Guidelines.”

Board Effectiveness and Evaluations

Our Board and each Board committee conduct annual self-evaluations of their performance and processes, which are overseen by the Board’s Corporate Governance Committee. These evaluations are designed to ensure that the Board and each committee is functioning effectively and to identify any issues or potential areas for improvement. In addition, every three years the Board undergoes an effectiveness evaluation conducted by an independent, third-party governance expert. The most recent third-party evaluation was conducted during late 2017.

Code of Business Ethics

All of our directors and employees, including our CEO, Chief Financial Officer (“CFO”) and other executive officers, are required to comply with our Code of Business Ethics (“Code of Ethics”) to help ensure that our business is conducted in accordance with applicable legal and ethical standards. Our Code of Ethics requires strict adherence to the letter and spirit of all laws and regulations applicable to our business, and addresses professional conduct, including customer relationships, respect for co-workers, conflicts of interest, insider trading, the integrity of our financial recordkeeping and reporting, and the protection of our intellectual property and confidential information. Employees are required to bring any violations or suspected violations of the Code of Ethics to Deluxe’s attention through management or our Law Department, or by using our confidential, third-party ethics and compliance hotline. The full text of our Code of Ethics is posted on our website at www.deluxe.com under “About Us – Investor Relations – Corporate Governance – The Deluxe Corporation Code of Business Ethics.” The Code of Ethics is available in print free of charge to any shareholder who submits a request to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

Political Contributions Policy

It is not our practice to make political contributions. We permit political contributions only upon written approval by our Executive Leadership Team in their capacity as the corporate Compliance Committee under our Code of Ethics. The Compliance Committee has not approved any such contributions. We are a member of various trade groups that represent the interests of specified industries. However, as a part of those memberships, we have not provided funds specifically designated for political contributions.

Related-Party Transaction Policy and Procedures

The Board maintains written procedures under which the Corporate Governance Committee is responsible for reviewing potential or actual conflicts of interest, including any proposed related-party transactions and interlocking relationships involving executive officers or Board members. The Committee determines whether any such potential or actual conflicts would require disclosure under securities laws, cause a director to be disqualified from being deemed independent, or cause a transaction being considered by the Board to be voidable if the conflict were not disclosed. The Committee also considers whether the proposed transaction would result in a violation of any law or would otherwise be inappropriate in light of the nature and magnitude of any interest of the director or executive in the entity or transaction giving rise to the potential conflict.

The Committee may take those actions it deems necessary, with the assistance of any advisers it deems appropriate, in considering potential conflicts of interest. While it is expected that in most instances the Committee can make the necessary determination, where required by law or warranted by the significance of the issue, the matter will be referred to the full Board for resolution.

Board Composition and Qualifications

Our Corporate Governance Committee oversees the process for identifying, evaluating and recommending the nomination of candidates for the Board. While not maintaining a specific policy on Board diversity requirements, we do believe that our directors should have diverse backgrounds and possess a variety of qualifications, experience and knowledge that complement the attributes of other Board members and enable them to contribute effectively to the Board’s oversight role. Deluxe also believes that a predominance of Board members should have a background in business, including experience in markets served by the Company or in which it is developing product and service offerings, and recognizes the benefit of Board members having an understanding of the methods by which other boards address issues common to publicly traded companies. We also believe the Board should include both actively employed and retired senior corporate officers, and that the Board should include directors with a mix of tenures. The Board believes that the diverse mix of skills, qualifications and experience represented by the nominees (as addressed more fully in the section of this Proxy Statement entitled “Director Skills, Experience and Background”), as well as its ongoing evaluation and continuous improvement processes (discussed above under heading “Board Effectiveness and Evaluations,”) enables the Board to perform its responsibilities effectively.

The Board of Directors has established the following specific guidelines for nominees to the Board:

•	A majority of the Board must be comprised of independent directors, the current standards for which are discussed above under “Board Oversight and Director Independence.”
•	As a general rule, non-employees should not be nominated for re-election to the Board after their 75th birthday, although the Board retains the ability to grant exemptions to that age limit where it determines that such an exemption will serve the interests of Deluxe and its shareholders.
•	A non-employee director who ceases to hold the employment position held at the time of election to the Board, or who has a significant change in position, must offer to resign. The Corporate Governance Committee will then consider whether the change of status is likely to impact the director’s qualifications and make a recommendation to the Board as to whether the resignation should be accepted.
•	Management directors who terminate employment with Deluxe must offer to resign. The Board will then decide whether to accept the director’s resignation, provided that no more than one former CEO of the Company should serve on the Board at any one time.

Director Selection Process

All Board members are elected annually by our shareholders, subject to the Board’s right to fill vacancies in existing or new director positions on an interim basis. Based on advice from the Corporate Governance Committee, each year the Board recommends a slate of nominees to be presented for election at the annual meeting of shareholders.

The Corporate Governance Committee considers candidates recommended by members of the Board or recommended by our shareholders, and the Committee reviews such candidates in accordance with our bylaws and applicable legal and regulatory requirements. Candidates recommended by our shareholders are evaluated using the same criteria and same procedures as candidates recommended by Board members. In order for such shareholder recommendations to be considered, shareholders must provide the Corporate Governance Committee with sufficient written documentation to permit a determination by the Board as to whether a candidate meets the required and desired director selection criteria and our Corporate Governance Guidelines applicable to directors, as outlined above. Such documentation and the name of the recommended director candidate must be sent by U.S. mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of the Corporate Governance Committee for consideration.

Our bylaws require any shareholder wishing to formally nominate a candidate at the annual meeting of shareholders to give written notice of the nomination to our CEO or Corporate Secretary no later than 120 days prior to the first anniversary of the previous year’s annual meeting. The shareholder must attend the meeting with the candidate and propose the candidate's nomination for election to the Board at the meeting. The shareholder’s notice must set forth as to each nominee: 1) the name, age, business address and residence address of the person; 2) the principal occupation or employment of the person; 3) the number of shares of our stock owned by the person; 4) the written and acknowledged statement of the person that such person is willing to serve as a director; and 5) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act if the candidate had been nominated by or on behalf of the Board. No shareholders submitted director nominations in connection with this year’s meeting. Any shareholders desiring to present a candidate at the 2019 annual meeting of shareholders must furnish the required notice no later than January 2, 2019.

When a vacancy or a new position on the Board needs to be filled, the CEO, in consultation with the Chair of the Corporate Governance Committee, drafts a profile of the candidate he or she believes would provide the most meaningful contribution to the Board as a whole. The profile is submitted to the Committee for approval. In order to properly staff its various committees and support its succession planning initiatives, the Board currently believes that a Board consisting of nine to eleven directors is the optimal size. The Committee has engaged third-party search firms to assist it in identifying suitable candidates for open director positions. The firms selected, as well as the specific terms of the engagement, are based on the specific search criteria established by the Committee. Members of the Board also are given the opportunity to submit names of potential candidates based on the profile developed. Each candidate is subject to an initial screening process after which the Committee selects the candidates that it wishes to interview. The Chair of the Board, the CEO and at least a majority of the Committee interviews each selected candidate and, concurrently with the interviews, the candidate must confirm his or her availability for regularly scheduled Board and committee meetings. The Committee also will assess each candidate’s potential conflicts of interest and the ways in which his or her qualifications, experience and knowledge complement those of the members of the Board. The Committee reviews the interviewers’ reports and recommendations, and makes the final determination as to which candidates are recommended for election to the Board. Depending on when suitable candidates are identified, the Board may decide to appoint a new director to serve on the Board until the next annual meeting of shareholders.

Meetings of the Board of Directors

There were nine meetings of the Board of Directors in 2017. Each director attended, in person or by telephone, at least 75 percent of the aggregate of all meetings of the Board and its committees on which he or she served during the year. It is our policy that directors attend our annual shareholder meetings. All of our then-current directors attended our annual shareholder meeting in person in 2017.

Board Responsibilities

Board Responsibilities. The Board oversees, counsels, and directs management in the long-term interests of the Company and our shareholders. The Board’s responsibilities include:

•	Overseeing the conduct of our business and the assessment of enterprise risks to evaluate whether the business is being properly managed
•	Reviewing and approving our major financial objectives, strategic and operating plans, and other significant actions
•	Selecting the CEO, evaluating CEO performance, and determining the compensation of the CEO and other executive officers
•	Planning for CEO succession and monitoring succession planning for other executive officers
•	Overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and our Code of Ethics

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time, as appropriate. At each Board meeting, time is reserved for the independent directors to meet without the CEO present. Officers and members of management regularly attend Board meetings to present information on our business and strategy. Board members are encouraged to make site visits to meet with local management.

Board Committees. The Board assigns responsibilities and delegates authority to its committees and the committees regularly report on their activities and actions to the full Board. The Board has four standing committees: Audit, Compensation, Corporate Governance, and Finance. Each committee can engage outside experts, advisors and counsel to assist the committee in its work. Each committee has a written charter approved by the Board. We post each charter on our website at www.deluxe.com under “About Us – Investor Relations – Corporate Governance – Board of Directors Committee Charters.” A copy of each charter is available in print free of charge to any shareholder who submits a request to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

The following table identifies the current committee members. As discussed previously, the Board has determined that each member of the Audit, Compensation, Corporate Governance, and Finance Committees is an independent director in accordance with NYSE standards.

COMMITTEE MEMBERSHIPS
NAME	AUDIT	COMPENSATION	CORPORATE GOVERNANCE	FINANCE

Ronald C. Baldwin				C
Cheryl E. Mayberry McKissack
Don J. McGrath
Neil J. Metviner
Stephen P. Nachtsheim			C
Thomas J. Reddin		C
Martyn R. Redgrave
Lee J. Schram
John L. Stauch	C
Victoria A. Treyger
Committee Member	C	Committee Chair

The following tables provide a summary of each committee’s responsibilities, the number of meetings held by each committee during the last fiscal year and the names of the directors currently serving on each committee.

Audit Committee
•    Appoints and replaces the independent registered public accounting firm, subject to ratification by our shareholders, and oversees the work of the independent registered public accounting firm
•    Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees
•    Reviews and discusses with management and the independent registered public accounting firm our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in Deluxe’s Annual Report on Form 10-K
•    Reviews and discusses with management and the independent registered public accounting firm our quarterly financial statements
•    Reviews and discusses with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including the adequacy of internal controls
•    Reviews and discusses with the independent registered public accounting firm our critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and other material written communications between the independent registered public accounting firm and management
•    Reviews and discusses with management our earnings press releases, including the use of any “pro forma” or “adjusted” information outside of generally accepted accounting principles, as well as financial information and earnings guidance
•    Oversees the work of our internal auditors
•    Reviews the effectiveness of Deluxe’s legal and ethical compliance programs and maintains procedures for receiving, retaining and handling complaints by employees regarding accounting, internal controls and auditing matters
•    Reviews and discusses, with management and the Board, Deluxe’s risk assessment and risk management practices
•    Receives, reviews and oversees management responses to certain regulatory and other compliance audits, including Federal Financial
      Institutions Examination Council (“FFIEC”) examinations

Number of meetings in 2017: 8 Directors who serve on the committee: John L. Stauch, Chair Don J. McGrath Neil J. Metviner Stephen P. Nachtsheim

Compensation Committee
•    Develops our executive compensation philosophy
•    Evaluates and recommends incentive compensation plans for executive officers and other key managers, and all equity-based compensation plans, and oversees the administration of these and other employee compensation and benefit plans
•    Reviews and approves corporate goals and objectives relating to the
      CEO’s compensation, leads an annual evaluation of the CEO’s performance in light of those goals and objectives, and recommends to the
      Board the CEO’s compensation based on this evaluation
•    Reviews and approves other executive officers’ compensation
•    Establishes and certifies attainment of incentive compensation goals and performance measurements applicable to our executive officers
•    Considers shareholder advisory votes related to executive compensation and considers risks created by or related to the design of the Company’s compensation programs
•    Retains and, in accordance with SEC requirements, determines the independence of consultants that assist in its activities

Number of meetings in 2017: 7 Directors who serve on the committee: Thomas J. Reddin, Chair Ronald C. Baldwin Cheryl E. Mayberry McKissack Martyn R. Redgrave Victoria A. Treyger

Corporate Governance Committee
•    Reviews and recommends the size and composition of the Board, including the mix of management and independent directors
•    Establishes criteria and procedures for identifying and evaluating potential
      Board candidates
•    Reviews nominations received from the Board or shareholders, and recommends candidates for election to the Board
•    Establishes policies and procedures to ensure the effectiveness of the
      Board, including policies regarding term limits and retirement, review of qualifications of incumbent directors, and conflicts of interest
•    Establishes guidelines for conducting Board meetings
•    Oversees the annual assessment of the Board’s performance
•    In consultation with the Compensation Committee, reviews and recommends to the Board the amount and form of all compensation paid to directors
•    Recommends to the Board the size, composition and responsibilities of all
      Board committees
•    Reviews and makes recommendations to the Board regarding candidates for key executive officer positions and monitors management succession plans
•    Develops and recommends corporate governance guidelines, policies and procedures

Number of meetings in 2017: 4 Directors who serve on the committee: Stephen P. Nachtsheim, Chair Don J. McGrath Neil J. Metviner Martyn R. Redgrave Victoria A. Treyger

Finance Committee
•    Evaluates and approves acquisitions, divestitures and capital projects in excess of $10 million, and reviews other material financial transactions outside the scope of normal on-going business activity
•    Reviews and approves the Company’s annual financing plans, as well as credit facilities maintained by the Company
•    Reviews and recommends policies concerning corporate finance matters, including capitalization, investment of assets and debt/equity guidelines
•    Reviews and recommends dividend policy and approves declarations of regular shareholder dividends
•    Reviews and makes recommendations to the Board regarding financial strategy and proposals concerning the sale, repurchase or split of
      Company-issued securities

Number of meetings in 2017: 3 Directors who serve on the committee: Ronald C. Baldwin, Chair Cheryl E. Mayberry McKissack Thomas J. Reddin John L. Stauch

Communications with Directors

Any interested party having concerns about our governance or business practices, or otherwise wishing to communicate with our Board, our independent directors as a group or any individual director, may submit their concerns in writing to the Non-Executive Chairman of the Board or the designated group of directors or individual director in the care of the Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

Board Leadership Structure; Non-Executive Chairman; Executive Sessions

As stated in our Corporate Governance Guidelines, the Board does not maintain a written policy regarding separation of the offices of Chairman and CEO, believing that this issue should be addressed as part of the Board’s succession planning processes. The Board has, however, maintained a separation of the Chairman and CEO roles since November of 2005, when the Company was engaged in a search for a CEO to lead the Company’s transformation. The Board has found this structure to be effective, both in allowing the CEO to focus on execution of the Company’s strategy and assisting the CEO in managing the work of the Board. Martyn R. Redgrave has served as Non-Executive Chairman of the Board since August 1, 2012. Mr. Redgrave's duties include moderating meetings and executive sessions of the independent directors and acting as the principal liaison between the independent directors and the CEO with respect to Board governance issues.

Board Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company, both as a full Board and through its committees. The independent directors of the Board regularly meet in executive session, without management present, to assess the quality of its meetings and to provide its observations to the CEO regarding the Company’s business challenges and risk mitigation strategies, among other things.

In addition, the Company conducts an annual enterprise-wide risk assessment. A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the full Board. The CEO also presents an annual enterprise-wide risk assessment update to the full Board. Updates are provided at regularly scheduled meetings of the Board and more frequently if required. The objectives for the risk assessment process include: (1) addressing the NYSE governance requirement that the Audit Committee discuss policies related to risk assessment and risk management; (2) developing a defined list of key risks to be monitored by the Audit Committee, Board and Company management; (3) determining whether any risks require additional or higher-priority mitigation efforts; (4) facilitating discussion of the risk factors to be included in the Company’s SEC reports; and (5) guiding the development of the Company’s internal audit plans.

In 2017, as in prior years, the risk-assessment process was conducted by members of our Assurance and Risk Advisory Services department working with the Executive Leadership Team and our Enterprise Risk Council, which consists of senior-level staff from the legal, finance and other shared services departments, as well as senior-level representatives from the Small Business Services and Financial Services business segments. Members of the Assurance and Risk Advisory Services department interviewed key department and functional leaders in the Company to identify and evaluate potential risks and associated mitigating factors and strategies. Identified risks were prioritized based on the potential exposure to the Company, measured as a function of likelihood of occurrence and potential severity of impact if the risk were to materialize. The process included evaluating management’s preparedness to respond to the risk. The risk profiles and current and future mitigating actions were discussed and refined during subsequent discussions with the Executive Leadership Team and Assurance and Risk Advisory Services personnel. A summary of the results of the risk assessment process and our risk mitigation activities was presented to the Audit Committee, which furnished a report regarding such assessment and activities to, and facilitated a discussion with, the full Board.

Audit Committee Expertise; Complaint Handling Procedures

In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has determined that at least two members of the Audit Committee, John L. Stauch, the current Audit Committee Chair, and Don J. McGrath are both “audit committee financial experts” as defined by SEC regulations.

In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis through the Company’s ethics and compliance hotline, which is operated by a third party under contract.

Compensation Committee Processes and Procedures

The authority and responsibilities of the Compensation Committee are governed by its charter, a copy of which can be found on our website at www.deluxe.com under “About Us – Investor Relations – Corporate Governance – Compensation Committee Charter” together with applicable laws, rules, regulations and NYSE listing standards.

The Compensation Committee reviews and approves corporate goals and objectives related to the CEO’s compensation, leads the Board’s evaluation of the CEO’s performance in light of those goals and objectives, and recommends to the Board the CEO’s compensation based on the evaluation. The Committee is expected to engage the entire Board in its evaluation of the CEO’s performance and in setting an appropriate level of compensation.

The Committee also reviews and approves base salary and incentive compensation levels, stock ownership targets, employment-related agreements and any unique benefit plans or programs for the members of the Executive Leadership Team. As part of this responsibility, the Committee evaluates and makes recommendations to the Board regarding the Company’s compensation philosophy and structure, the design of incentive compensation plans in which executive officers participate, and all equity plans. It establishes incentive compensation goals and performance measurements for executive officers and determines the levels of achievement of each executive officer relative to the goals and measurements. Subject to limits imposed by the plans, applicable law and the Board, the Committee also oversees administration of equity-based plans, deferred compensation plans, benefit plans, retirement and Employee Retirement Income Security Act (“ERISA”) excess plans, and is also responsible for determining the formula used to calculate contributions to the Company’s current profit sharing plan. The Committee has delegated to management committees the responsibility to administer broad-based benefit plans and to oversee investment options and management of retirement and deferred compensation programs.

Although matters of director compensation ultimately are the responsibility of the full Board, the Compensation Committee works in conjunction with the Board’s Corporate Governance Committee and its independent compensation consultants in evaluating director compensation levels, making recommendations regarding the structure of director compensation, and developing a director pay philosophy that is aligned with the interests of the Company’s shareholders.

The Committee has the authority to engage compensation consultants to assist it in conducting the activities within its general scope of responsibility. The Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent consultant commencing in 2017. The Committee has the authority to retain, terminate and approve the fees of a compensation consultant for the purpose of assisting in the evaluation of director, CEO and other executive compensation. Prior to retaining FW Cook, the Committee assessed its relationship with the prospective consultant and determined that no conflicts of interest existed and that FW Cook was independent of the Company. Among other factors supporting FW Cook’s independence, no fees other than for compensation consulting services were paid to FW Cook in 2017.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. No member of the Compensation Committee has ever been an officer or employee of Deluxe. None of our executive officers serves as a member of the Compensation Committee of any other company that has an executive serving as a member of the Deluxe Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive serving as a member of the Compensation Committee.

Non-Employee Director Compensation

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. The Corporate Governance Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our independent directors. The Board reviews the committee’s recommendations and determines the amount of director compensation.

The independent compensation consultant and the Total Rewards group in the Human Resources department support the Committee in recommending director compensation and creating director compensation programs. In addition, the Committee can engage outside advisors, experts, and others to assist the Committee. The director peer group is the same as the peer group used in 2017 listed on page 34 to set executive compensation and consisted of 16 companies with some similar characteristics to the Company, as described in detail below under “Compensation Discussion and Analysis; Benchmarking Process.” The Committee generally targets cash and equity compensation at the median of the peer group.

For 2017, annual cash compensation for independent directors consisted of the following elements:

Board Fees[1]
Board Retainer	$70,000
Committee Fees[1]
Audit Committee Chair	$28,000
Compensation Committee Chair	$20,000
Corporate Governance Committee Chair	$15,000
Finance Committee Chair	$15,000
Non-chair Audit Committee Member	$13,000
Non-chair Compensation Committee Member	$9,000
Non-chair Corporate Governance Committee Member	$7,000
Non-chair Finance Committee Member	$7,000
Non-Executive Chairman Fee[1]
Additional Board Retainer	$100,000
1	The fees are paid on a quarterly basis

The Corporate Governance Committee reviews director compensation on an annual basis, taking into account factors such as workload and market data.

Non-employee directors also received $1,500 for each approved Company site visit and director education program attended, up to an aggregate of five per year. Directors also may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.

Deluxe maintains a Non-Employee Director Stock and Deferral Plan (the “Director Plan”), which is part of Deluxe’s shareholder-approved 2017 Long-Term Incentive Plan (the “LTIP”). The purpose of the Director Plan is to provide an opportunity for non-employee directors to increase their ownership of Deluxe’s common stock and thereby align their interests in the long-term success of Deluxe with those of other shareholders. Under the Director Plan, each non-employee director may elect to receive, in lieu of cash retainers, shares of Deluxe common stock having an equal value, based on the closing price of Deluxe’s stock on the NYSE as of the quarterly payment date. The shares of stock receivable pursuant to the Director Plan are issued as of the quarterly payment date or, at the option of the director, credited to the director in the form of deferred restricted stock units (“RSUs.”) These RSUs are converted into shares of common stock and issued to the director on the earlier of the tenth anniversary of February 1st of the year following the year in which the non-employee director ceases to serve on the Board or such other objectively determinable date as is elected by the director in his or her deferral election (for example, upon termination of service as a director). Each RSU entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock. RSUs issued pursuant to the Director Plan also convert into shares of common stock and become immediately issuable in connection with certain defined changes of control of Deluxe. All shares of common stock issued pursuant to the Director Plan are issued under the LTIP.

Under the terms of the Director Plan, non-employee directors also are eligible to receive other equity-based awards to further align their interests with shareholders and to assist them in achieving and maintaining their established share ownership targets, and have been provided the opportunity to defer any equity grant awarded to them under terms similar to those described above for deferral of cash retainers and fees. Any stock options granted to non-employee directors must have an exercise price equal to the fair market value (“FMV”) of Deluxe’s common stock on the date of grant, and no more than 5,000 options may be granted to a non-employee director in any one year. Non-employee directors did not receive any option grants in 2017, but each non-employee director re-elected to the Board at last year’s annual meeting received a grant of restricted stock on May 4, 2017, with a grant date fair value of $135,028, which shares vest on May 4, 2018. Each share of restricted stock entitles the holder to the rights of a shareholder, including the right to vote the shares of restricted stock and receive dividend equivalent payments, provided that the dividend equivalent payments are held by Deluxe until the restricted stock vests, at which point they are paid to the holder. Equity grants to directors are recommended by the Compensation Committee, in consultation with the Corporate Governance Committee, and are approved by the full Board.

Mr. Nachtsheim, the only non-employee director who was elected to the Board prior to October 1997, is also eligible for certain retirement payments under the terms of a Board retirement plan that has since been replaced by the Director Plan. Under this predecessor plan, he is entitled to receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which he served on the Board prior to October 31, 1997. No further benefits are accruing under this predecessor plan. In calculating a director’s eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree remaining available for consultation with management and refraining from engaging in any activity in competition with Deluxe. Mr. Nachtsheim is eligible to receive payments of $30,000 for two years following his retirement from the Board under this predecessor plan.

The following table summarizes the compensation earned by each non-employee director in 2017.

NON-EMPLOYEE DIRECTOR COMPENSATION 2017

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Total ($)
Ronald C. Baldwin	95,500	135,028	230,528

Charles A. Haggerty[3]	46,667	135,028	181,695

Cheryl E. Mayberry McKissack	86,000	135,028	221,028

Don J. McGrath	88,667	135,028	223,695

Neil J. Metviner	94,500	135,028	229,528

Stephen P. Nachtsheim	98,000	135,028	233,028

Thomas J. Reddin	97,000	135,028	232,028

Martyn R. Redgrave	189,000	135,028	324,028

John L. Stauch	100,000	135,028	235,028

Victoria A. Treyger	63,167	135,028	198,195

1	Under the Director Plan, directors may elect to receive their fees in the form of stock, including the right to defer such stock into restricted stock units. Any stock or stock units issued under the Director Plan are equal in value to the cash fees foregone by the director. As a result, amounts reflected are the total fees earned by the directors, including amounts elected to be received in the form of stock or restricted stock units.
2	Amounts in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal year ended December 31, 2017, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. All directors received 1,853 shares of restricted stock or restricted stock units upon their re-election to the Board on May 2, 2017. These shares vest one year from the date of grant. As of December 31, 2017, the aggregate number of shares of unvested restricted stock or restricted stock units for each director was 1,853. The aggregate number of restricted stock units held by each director was as follows (2017 annual restricted stock unit grant excluded): Mr. Baldwin, 4,424; Mr. McGrath, 22,431; Mr. Nachtsheim, 31,202; Mr. Reddin, 6,331; Mr. Redgrave, 9,360.
3	Mr. Haggerty resigned from the Board effective May 2, 2017.

STOCK OWNERSHIP AND REPORTING

Director and Executive Officer Stock Ownership and Sale Guidelines

The Board has established stock ownership guidelines for directors and executive officers. These guidelines set ownership targets for each director and executive officer, with the expectation that the target be achieved within five years of the date the individual becomes subject to the target. The guidelines restrict a director’s or executive officer’s ability to sell shares received upon the exercise of options or vesting of other stock-based awards until they have achieved their ownership targets. The ownership target for non-employee directors is shares of the Company’s common stock having a value of at least five times the then-current amount of the annual Board Retainer. Executive officers have targets based on a multiple of their annual base salary. The ownership target for the CEO is five times his annual base salary, the target for each of the Company’s eight Senior Vice Presidents is two and one-half times their annual base salary, and the target for the Company’s Vice President who is a member of the Company’s Executive Leadership Team is one and one-half times her annual base salary. Members of the Executive Leadership Team are sometimes referred to as “executives” or “executive officers.” All of the Company’s directors and executive officers who have been in their positions for at least five years are in compliance with the applicable stock ownership guidelines.

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of March 8, 2018 (unless otherwise noted), the number of shares of common stock beneficially owned by: (1) each person or entity known by Deluxe to beneficially own more than five percent of Deluxe’s outstanding common stock; (2) each executive officer named in the Summary Compensation Table that appears in the “Executive Compensation” section of this Proxy Statement (each, a “Named Executive Officer” or “NEO;”) (3) each director and nominee for director; and (4) all of the current directors, director nominees and executive officers of Deluxe as a group. Except as otherwise indicated in the footnotes below, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Beneficial Owners
BlackRock, Inc.[1] 55 East 52nd Street New York, NY 10055	5,234,974	10.9
The Vanguard Group, Inc.[2] 100 Vanguard Blvd. Malvern, PA 19355	4,100,385	8.5
FMR LLC[3] 245 Summer Street Boston, MA 02210	3,318,549	6.9
Named Executive Officers
Lee J. Schram[4]	663,994	1.4
Keith A. Bush[5]	15,147	*
John D. Filby[6]	38,919	*
Michael S. Mathews[7]	13,288	*
Malcolm J. McRoberts[8]	82,610	*
Edward A. Merritt[9]	9,290	*
Directors and Nominees
Ronald C. Baldwin[10]	15,377	*
Don J. McGrath[11]	29,617	*
Cheryl E. Mayberry McKissack[12]	31,318	*

Neil J. Metviner[13]	14,186	*
Stephen P. Nachtsheim[14]	36,637	*
Thomas J. Reddin[15]	8,243	*
Martyn R. Redgrave[16]	54,036	*
John L. Stauch[17]	4,890	*
Victoria A. Treyger[18]	1,853	*
All Directors, Director Nominees and Executive Officers as a group (19 persons)[19]	1,101,652	2.3
*	Less than 1 percent.
1	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 19, 2018, reporting beneficial ownership as of December 31, 2017. The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.
2	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2018 reporting beneficial ownership as of December 31, 2017. The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.
3	Based on a Schedule 13G filed with the SEC on February 13, 2018, reporting beneficial ownership as of December 31, 2017. The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.
4	Includes 388,122 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 49,461 shares of restricted stock.
5	Includes 6,892 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 8,255 shares of restricted stock.
6	Includes 15,210 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 7,772 shares of restricted stock.
7	Includes 5,307 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 2,745 shares of restricted stock.
8	Includes 47,468 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 9,642 shares of restricted stock.
9	Mr. Merritt served as the interim CFO through March 30, 2017. Includes 5,644 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 981 shares of restricted stock.
10	Includes 1,853 shares of restricted stock and 2,213 restricted stock units received in lieu of director’s fees pursuant to the Deluxe Corporation Non-Employee Director Stock and Deferral Plan (the “Director Plan”), which is a part of Deluxe’s shareholder-approved 2012 and 2017 LTIP.
11	Includes 1,853 shares of restricted stock, 2,000 shares held in trust and 22,431 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.
12	Includes 1,853 shares of restricted stock.
13	Includes 1,853 shares of restricted stock.
14	Includes 1,853 shares of restricted stock units received in lieu of an annual restricted stock grant, 3,582 shares held by the Nachtsheim Family Trust, and 31,202 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan (excludes annual grant).
15	Includes 1,853 shares of restricted stock units received in lieu of an annual restricted stock grant and 6,331 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan (excludes annual grant).
16	Includes 1,853 shares of restricted stock, and 9,360 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.
17	Includes 1,853 shares of restricted stock.
18	Includes 1,853 shares of restricted stock.
19	Includes 509,068 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 104,398 shares of restricted stock, and 75,243 restricted stock units received in lieu of annual restricted stock grants and directors’ fees pursuant to the deferral option under the Director Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations, require Deluxe’s directors and executive officers, and any persons holding more than ten percent of Deluxe’s common stock (collectively, “Reporting Persons”), to report their initial ownership of Deluxe securities and any subsequent changes in that ownership to the SEC. Based on our review of the reports filed and written representations submitted by the Reporting Persons, we believe that all Reporting Persons timely filed all required Section 16(a) reports for the most recent fiscal year.

EXECUTIVE COMPENSATION

ITEM 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We believe that it is appropriate to seek the approval of shareholders on the design and effectiveness of the compensation program for the Company’s Named Executive Officers, and therefore are providing shareholders with the opportunity to cast an advisory vote (non-binding), pursuant to Section 14A of the Exchange Act, as described below.

The Compensation Discussion and Analysis appearing below describes in greater detail the Company’s executive compensation program and decisions made by the Compensation Committee in 2017.

The Company believes the compensation program for the Named Executive Officers is instrumental in helping the Company achieve its strong financial performance and executing against its strategy, and requests the vote of shareholders on the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Deluxe’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this Proxy Statement.

As an advisory vote, the vote on Item 2 is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of this vote when making future compensation decisions for Named Executive Officers.

The Board of Directors recommends that you vote FOR the compensation of the Company’s Named Executive Officers.

Compensation Discussion and Analysis

Quick Reference

To assist shareholders in finding important information, this Compensation Discussion and Analysis (“CD&A”) section is organized as follows:

Page
Executive Summary	30
How We Determine the Total Amount of Compensation	32
Analysis of 2017 Compensation Decisions	35

This CD&A discusses the compensation decisions for the NEOs listed in the Summary Compensation Table on page 43 of this Proxy Statement. The NEOs are:

Named Executive Officer	Title in 2017	Years in Position at End of 2017 (rounded)	Years of Service at End of 2017 (rounded)
Lee J. Schram	Director and Chief Executive Officer	11	11
Keith A. Bush	Senior VP, Chief Financial Officer	1	1
John D. Filby	Senior VP, Financial Services	5	5
Michael S. Mathews	Senior VP, Chief Information Officer	5	5
Malcolm J. McRoberts	Senior VP, Small Business Services	5	8
Edward A. Merritt	VP, Treasurer (Former Interim CFO)	5*	5

*Mr. Merritt has served as VP, Treasurer for the last 5 years, and served as Interim CFO from August 2016 to March 30, 2017.

Introduction

The CD&A describes the principles of our executive compensation program, how we applied those principles in compensating our executive officers for 2017, and how we use our compensation programs to encourage effective executive performance. The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this Proxy Statement. Those tables and narrative disclosure provide more detailed information regarding the compensation paid and benefits awarded to our CEO and the other NEOs, as well as the plans in which those officers are eligible to participate.

Executive Summary

Our Business

At Deluxe we strive to be an indispensable partner to the small businesses and financial institutions we serve. Our goal is to provide our customers with products, services and advice needed to help them achieve success.

Small Businesses: From personalized printed products to customized promotional products to website creation, logo design, and search engine marketing that helps small businesses generate new customers, as well as our proprietary Deluxe eCheck electronic payment platform, we work to deliver the most innovative products and services available.

Financial Institutions: With Deluxe Financial Services, financial institutions find the programs and services needed to meet demands, drive revenue and create meaningful, long-lasting relationships with customers, from checks to treasury management solutions to data-driven marketing.

Consumers: Deluxe is one of America's best-known check brands. We continue to innovate with new check designs and new ways to make check ordering more convenient than ever.

2017 Target Pay Mix

As illustrated in the diagram below, the Company emphasizes long-term equity awards and annual performance-based cash incentives so that a substantial portion of each executive’s total compensation opportunity is linked directly to the Company’s stock price or otherwise driven by performance (65% of total direct compensation for our CEO and an average of 48% for the other NEOs).

*Percentages calculated using actual base salary, target annual incentive and the grant date value of annual long-term incentive awards.

Our Incentive Programs Tie to Our 2017 Financial Performance

The Company delivered strong financial and operating results in 2017. The financial metrics applicable to the executive compensation program were as follows:

Annual Incentive Plan (AIP)	•	AIP is based on the Company’s attainment of objective, pre-established enterprise and business segment financial goals and Enterprise Factors
•
At the enterprise level, adjusted revenue (45%) and adjusted operating income (35%), which comprise 80% of AIP, was used to measure business growth, and Enterprise Factors which comprise 20% of AIP were used to measure the attainment of non-financial goals

Key Financial Performance Metrics	•	Adjusted revenue from continuing operations as defined in the plan, increased to $1,962.8 million (98% of target payout)
	•	Adjusted operating income as defined in the plan, rose to $396.5 million (85% of target payout)
Long-Term Incentive Plan (LTIP)	•	LTIP is comprised of stock options (25%), performance shares (45%) and restricted stock (30%)
•
For performance shares, metrics include equal weighting of (1) Marketing Solutions and Other Services (“MOS”) revenue, combined with adjusted operating margin, and (2) Total Shareholder Return (“TSR”) compared to averages for the Peer Group measured over a three-year performance period

Key Performance Metrics	•	MOS revenue for 2017 was $756 million with an adjusted operating margin of 20.2%
	•	Three-year cumulative TSR was the 29th percentile of the Peer Group

Advisory Vote on Compensation Results in 2017

At last year’s annual meeting, our shareholders provided an advisory vote indicating their overwhelming support (over 95%) of the Company’s compensation program for our NEOs. The Compensation Committee considered the results of the advisory vote. Given that these results reflected strong support for our NEOs’ compensation, the Committee did not make any changes to executive compensation policies and decisions as a result of the 2017 advisory vote. Nevertheless, we continue to monitor current and emerging best practices with respect to the design of executive compensation programs, assess our compensation programs in light of our strategic initiatives for delivering shareholder value, regularly assess risk inherent in our compensation programs, and solicit views of analysts and institutional investors in the course of our regular interactions with them.

Our shareholders previously have supported the Board’s recommendation that such votes be held annually. As a result, Item 2 presented in this Proxy Statement again seeks our shareholders’ input on Deluxe’s executive compensation program. This CD&A, the compensation tables and the narrative disclosure that accompany the tables provide information that will assist our shareholders in deciding how to vote on Item 2.

How We Determine the Total Amount of Compensation

Role of the Compensation Committee, Management and Compensation Consultants in Determining Executive Compensation

For information on how the Compensation Committee works with management and independent compensation consultants in making executive pay decisions, see “Role of the Compensation Committee and Management in Determining Executive Compensation” on page 40 and “Compensation Consultant Services and Independence” on page 41.

2017 CEO Compensation Overview

Mr. Schram was hired in 2006, with the expectation that he would lead the Company through a transition from a check printing company to a diversified enterprise supporting small businesses and financial institutions. Over the last 12 years, the Company has consistently outperformed the S&P Mid-Cap 400 Index under Mr. Schram’s leadership and is well-positioned for sustainable, strong growth in the future.

CEO Pay Element	Key Features

Base Salary	•	Increases have been based on benchmarking data and performance, averaging 3.8% per year since 2012
Annual Incentive Plan (AIP)	•	Mr. Schram’s target annual incentive opportunity for 2017 was 130% of salary
•
Based on performance results relative to pre-established annual targets and enterprise performance objectives, Mr. Schram was awarded $1,083,746 in 2017, 93.5% of his target under the annual incentive plan

2017 Long-Term Incentive Plan (LTIP)	•	Target LTIP award was $4 million in 2017, which was increased from $3.5 million in 2016

Critical, but less visible externally, improvements in the Company’s scale and operational performance have occurred in the areas of talent development and management, process improvements, platforms for growth, product diversification, IT security and regulatory compliance.

Compensation Elements, Background and Key Features

Element	Background	Key Features

Base Salary	• Provides competitive pay to attract and retain experienced and successful executives with the requisite experience to drive significant growth
•    The CEO’s base salary has increased an
      average of 3.8% per year over the last five
      years. Increases have been based on
      benchmarking data and performance
•    For other NEOs, base salary is targeted at
      the average of the size-adjusted median
      and of industry survey data (and for the
      CFO and business line leaders, Peer
      Group proxy data), with adjustments as
      warranted to reflect individual performance
      and responsibilities

Annual Incentive Plan (AIP)
•    Encourages and rewards valuable
      contributions to our annual financial and
      operational performance objectives
•    Designed to reward high performance and
      achievement of corporate and individual
      goals by key employees, including our
      NEOs

•    Awarded based upon goals weighted 45%
      Enterprise adjusted revenue, 35%
      Enterprise adjusted operating income and
      20% Enterprise Factors, which factors
      remain unchanged from 2016
•    The CEO’s annual cash incentive
      opportunity is targeted at the median of the
      Peer Group data, and the target was
      increased to 130% of base salary for 2017,
      an increase of 5 percentage points over
      2016
•    For the CFO and business line leaders,
      annual cash incentive is targeted at the
      median of the Peer Group data
•    For other NEOs, annual cash incentive is
      targeted at the median of the industry
      survey data
•    Annual incentive awards are capped at
      200% of target value

Long-Term Incentive Plan (LTIP)
•    Encourage our executives to stay and
      drives stock performance for shareholders;
      rewards stock performance on both an
      absolute basis and relative to peers
•    Stock options align rewards with long-term
      shareholder interest. RSUs are time-vested
      and primarily encourage retention and
      alignment with long-term shareholder
      interests.
•    Performance shares provide a
      comprehensive and relevant comparison for
      our share price performance as a S&P
      Mid-Cap 400 Index member

•    2017 increase in CEO’s LTIP opportunity,
      from $3.5 million to $4 million developed
      targeting the 75th percentile of the Peer
      Group
•    For other NEOs, LTIP award sizes are
      targeted to median Peer Group levels.
•    Unvested performance shares and RSUs
      granted prior to 2017 earn dividends

Retirement Benefits	• Such benefits directly reward continued service and indirectly reward individual performance	• Retirement benefits include participation in 401(k) savings plans and deferral plans
Perquisites	• Other than the Personal Choice Program described on page 40 and an executive physical, Deluxe does not provide executives with perquisites

Benchmarking Process

We consider market pay practices when setting executive compensation. The Compensation Committee uses benchmarking as one input to decision-making with respect to setting competitive executive pay levels.

CEO Benchmarking

Pay increases for Mr. Schram have historically been data-derived and targeted at the median of the Peer Group, despite the Company’s significant growth. Mr. Schram’s actual compensation payouts have varied somewhat from year to year depending on Company performance.

During Mr. Schram’s tenure, the Compensation Committee has also made his pay opportunities more long-term and performance-based:

•	Base salary has only moderately increased since 2012, averaging 3.8% per year for the period between 2012 and 2017
•	Target annual cash incentive as a percent of base salary has increased 25 percentage points during Mr. Schram’s 11-year tenure
•	Since the Company’s adoption of performance shares in 2014, the mix of performance based LTIP awards to time-based awards was 66.7% to 33.3% until the 2016 Plan year, when the Compensation Committee increased the ratio of performance-based LTIP awards (including stock options) to time-based LTIP awards (restricted stock), as shown in the following chart:

Other NEO Benchmarking

Based on the recommendation of FW Cook, the Compensation Committee used two sources of data to benchmark compensation: (1) data from the publicly-available proxy statements of a peer group of companies and (2) market data drawn from published, broad-based, third-party surveys of general industry compensation practices. The Committee reviewed data from a peer group of companies with which the Committee believes, after consultation with FW Cook, Deluxe competes in the market for executive talent. This group of companies is referred to as the “Peer Group.”

Base salaries of our executive officers generally are set at or near the median of salaries paid to executive officers of companies of similar size and in similar positions using the data gathered from the compensation surveys and the Peer Group data referenced above, and internal pay equity. Deviations from the median can be the result of experience in the position, individual performance exceeding or falling short of expectations, or the individual’s scope of responsibilities. Base salaries are the basis for the other performance-driven programs discussed below, as well as our retirement program, in that target awards and contributions under these programs are typically set as a percentage of base salary. Base salaries in 2017 for each of the NEOs are shown in the Summary Compensation Table on page 43.

The Compensation Committee used Peer Group data to assist in determining the compensation of NEOs to the extent those NEO positions are comparable to the named executive positions at other companies within the Peer Group. As of December 31, 2017, the Peer Group was comprised of the following 16 companies:

ACCO Brands	Fiserv

CBIZ	Insperity

Cenveo	Intuit

Cimpress	Iron Mountain

DST Systems	Jack Henry & Associates

Dun & Bradstreet Corp.	Paychex

Ennis	Total Systems Service

Equifax	Web.com Group

The Compensation Committee selected this peer group, after consultation with FW Cook. In selecting companies for the Peer Group, the Committee considered various criteria, including, but not limited to, revenue size, market capitalization, industry relevance, business cycle and financial performance. Because there were no publicly held, stand-alone direct U.S. competitors across all of our businesses at the time of the survey, we focused on similarly complex companies having similar customers, or who provide technology-based business solutions. The group was increased in size to 20 companies from 16 companies effective for 2018 by adding Endurance International, Fair Isaac, Quad/Graphics and Windstream.

Use of “Tally Sheets” and Wealth Accumulation Analysis

In 2017, the Compensation Committee’s independent compensation consultant reviewed “tally sheets” created by the Company, relating to compensation of the NEOs. The tally sheets quantified the total compensation package, the impact of stock price changes on the value of existing long-term incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. The summaries allowed the Committee to assess the cumulative impact of its past compensation decisions. As a result of reviewing the tally sheets, the Committee did not deem any changes necessary to the structure of the total compensation package for the NEOs for 2017.

Other Factors Considered in Setting Pay Opportunities for NEOs other than the CEO

The Compensation Committee considers a number of factors in addition to market data in determining individual pay amounts (base salaries, payout of the individual portion of short-term incentive and yearly equity grants). Such factors include an individual’s general level of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, importance to our business, succession planning considerations, salary budget guidelines and the individual’s pay in the context of others at the Company. Applying the requisite discretion based on such factors may result in pay opportunities that are different from the market-based data. The Committee has not adopted a policy with regard to the relationship of compensation among the CEO and the other NEOs or other employees and exercises its discretion in determining actual and relative compensation levels. Overall compensation opportunities reflect our executives’ positions, responsibilities and tenure and are generally similar for executives who have comparable levels of responsibility (although actual payouts may differ depending on relative performance).

The Compensation Committee seeks to design the executive compensation program in a manner that is competitive with and reflects the dynamics of the market in which the Company competes for talent. In constructing an overall compensation program, the Committee balances those components that are fixed (such as base salary and benefits) against components that are variable and require the achievement of certain levels of performance. The Committee also strives for a balance between compensation components that reward executives for the achievement of short-term goals with those that focus on the long-term growth of the Company. Each year the Committee reviews the form and value of long-term incentive grants to ensure alignment with the Company’s overall compensation philosophy and to reward attainment of Company goals.

Analysis of 2017 Compensation Decisions

2017 NEO Compensation

In February 2017, the Compensation Committee took the following actions with respect to 2017 compensation for the NEOs:

Base Salary:	Two of the five currently employed NEOs: namely, Messrs. Schram and Mathews, each received an increase in his annual base salary from 2016, effective March 1, 2017. Mr. Schram received a base salary increase of 4.8%. Mr. Mathews received a base salary increase of 2.7%. These increases were part of the Compensation Committee’s executive compensation benchmarking process.
2017 AIP Opportunities:	Mr. Schram’s target AIP opportunity was increased from 125% of base salary in 2016 to 130% of base salary, effective January 1, 2017. The target AIP for 2017, expressed as a percentage of base salary earned, was increased for Mr. McRoberts from 60% to 75% and was unchanged for the other NEOs.
2017 LTIP Opportunities:	For all NEOs, except for the CEO, 2017 LTIP opportunities were targeted at or near the market median data. Mr. Schram took 2016 individual performance and the market data into account in making his recommendations for Compensation Committee approval of the 2017 awards for the other NEOs. See “CEO Benchmarking” on page 33 for a discussion of how Mr. Schram’s long-term incentive opportunity was determined.

2017 Annual Cash Incentive Goals

The Annual Incentive Plan provides an incentive for achieving specified financial performance goals that the Company considers to be important contributors to shareholder value, which goals are established at or prior to the beginning of each year. NEOs and other officers and management employees selected by the Committee participate in the Annual Incentive Plan. For 2017, the target value was stated as a percent of base salary and, for the NEOs, was based on the market median of target annual incentive awards for comparable positions published in broad-based surveys and for the Peer Group. Deviations from the median can be the result of experience in the position, individual performance exceeding or falling short of expectations, or the individual’s scope of responsibilities. Bonuses earned may exceed the target amount if performance goals are exceeded, and are less than the target amount if the performance goals are not fully attained, with no bonus payouts if our financial performance is below minimum thresholds. The Committee annually reviews the proportionate share of revenue and operating income used to reward employee performance through our incentive plans.

In 2017, the Annual Incentive Plan consisted of three components. The first two components were based on the Company’s performance against specific revenue and operating income annual operating plan (“AOP”) metrics. The third component consisted of a group of factors (“Enterprise Factors”) developed to assess our progress in transforming our business, consistent with our strategic growth initiatives. Enterprise Factors included: executing key strategic enterprise opportunities; improving talent management effectiveness; and strengthening the business process in support of revenue growth and transformation. Plan participants with specific business segment responsibilities had a portion of their bonus opportunities tied to the segment’s financial results, as well as consolidated results.

Establishment of Corporate-Level Financial Goals

The Compensation Committee established the first two components which were based on the Company’s performance against specific revenue and operating income metrics. We set challenging goals that are attainable only as a result of exceptional performance in order to drive the achievement of our short- and long-term objectives. The target revenue and operating income for the Company were increased for the 2017 plan year to incent continued growth in 2017. In addition, the threshold payout levels for 2017 were set to be approximately equal to the adjusted revenue and adjusted operating income achieved by the Company for 2016. The following table illustrates the 2017 threshold and maximum performance levels compared to targets for the adjusted revenue and adjusted operating income factors, as well as the corresponding payout percentages (versus the target award opportunity) at each level of performance.

Performance Level	Adjusted Operating Income	Adjusted Revenue	Percent of Target Award (%)
Maximum	106.6% of AOP & above	103.4% of AOP & above	200%
Target	AOP	AOP	100%
Threshold	95.9% of AOP	93.4% of AOP	50%
Below Threshold	---	---	0%

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the deductibility of compensation paid to certain executive officers. Prior to the passage of the Tax Cuts and Jobs Act in December 2017, compensation that qualified as performance-based compensation under Section 162(m) was exempt from this limit. In order to maximize the possibility that payments to executive officers under the Annual Incentive Plan qualified as performance-based compensation for purposes of Section 162(m), a bonus pool based on the amount of net income (if any) generated by Deluxe during 2017 was established by the Committee at the beginning of the year, along with the maximum payments that could be allocated to each executive subject to Section 162(m). Payments made to these executive officers were based on the performance criteria applicable to other participants under the Annual Incentive Plan, and all such payments were less than the maximum amounts allocated to them under the Section 162(m) bonus pool.

In addition, in order to promote stock ownership by the NEOs and other participants, and to further align their interests with those of our shareholders, participants may choose to receive up to 100 percent of their Annual Incentive Plan payout in restricted stock units, in which case the Company will provide a 50 percent match on the amounts elected to be received in restricted stock units. The restricted stock units vest on the second anniversary of the date of the grant. We believe the 50 percent match and two-year vesting period encourage employee stock ownership and employee retention. In 2017, Messrs. Schram and Mathews elected to receive a portion of their respective Annual Incentive Plan payouts in deferred restricted stock units.

Corporate and Business Unit Level Goals and Performance

Our consolidated performance in 2017 fell slightly short of the target performance levels for both adjusted operating income and adjusted revenue. As indicated above, for 2017, the Committee also established enterprise factors as a component of performance to be measured in assessing payments to be made under the Annual Incentive Plan. These factors consist of a group of quantitative and qualitative indicators intended to assess the Company’s progress on various strategic initiatives. After assessing the Company’s performance in the aggregate on the various metrics established for the Enterprise Factors, the Committee determined that participants should be awarded a payout of 100 percent of target. The actual 2017 performance on all three components is summarized in the following table.

Measures (Dollars in Millions)	SBS Target $	FS Target $	Enterprise Target ($)	SBS Actual ($)	FS Actual ($)	Enterprise Actual ($)	Enterprise Weighting (%)	Enterprise Payout (% of target)
Adjusted Operating Income	395.8	165.5	401.6	372.0	162.3	396.5	35%	84.5%
Adjusted Revenue	1,276.2	596.8	1,974.9	1,237.7	584.5	1,962.8	45%	97.7%
Enterprise Factors / Initiatives	--	--	--	--	--	--	20%	100.0%
Blended Payout Percentage	--	--	--	89.0%	93.6%	--	--	93.5%

Of the NEOs, Messrs. Filby (Financial Services “FS”) and McRoberts (Small Business Services “SBS”) had a portion of their Annual Incentive Plan opportunity tied to business segment performance as indicated above. For both segments, 30% of the annual incentive opportunity was based on segment revenue results, 20% was based on adjusted controllable operating income results, and 50% was based on the consolidated performance. The resulting blended payout percentages for 2017 are shown in the table above. The amounts earned by all NEOs under the Annual Incentive Plan for 2017 are included in the Summary Compensation Table appearing later in this Proxy Statement.

Long-Term Equity Incentive Compensation

We provide our NEOs with long-term incentives that are directly linked to the value provided to our shareholders. LTIP compensation for our executives, including NEOs, generally is set at or near the median of long-term compensation paid to executives of companies of similar size and in similar positions using the data gathered from compensation surveys. Deviations from the median can be the result of experience in the position, individual performance exceeding or falling short of expectations, or the individual’s scope of responsibilities. The LTIP consists of three components: (1) performance-based shares (45%); (2) restricted stock (30%); and (3) options (25%).

•	Performance share awards have an “at risk” component to incent the achievement of Company performance goals, with the maximum and minimum parameters designed to balance the Committee’s objectives of incenting performance in a way that enhances shareholder value and the retention of valuable executives
•	Restricted stock provides motivation and retentive value through three-year ratable vesting schedules
•	Options have an “at risk” component to incent the achievement of Company performance goals that enhance shareholder value

The performance share award calculation under the LTIP uses as metrics: (1) target amounts for Marketing Solutions and Other Services (“MOS”) Revenue, combined with a target Adjusted Operating Margin (referred to, collectively, as the “Performance Metrics”), and (2) Total Shareholder Return (“TSR”) compared to averages for the Peer Group. The Performance Metrics and relative TSR are weighted equally in determining the amount of any performance share awards under the LTIP, and are measured over a three-year performance period. MOS is a category of products and services considered, in the aggregate, to be higher growth than the Company’s other offerings and, therefore, we believe MOS revenue is an important indicator of the Company’s ability to achieve its long-term growth initiatives. To earn any performance share awards under the LTIP, Deluxe must make significant progress in each year of the three-year performance period.

For 2017, the performance share payout amount under the LTIP can vary from 0 percent to 200 percent of the target award value, depending upon the performance level achieved for the three-year period ending December 31, 2019. No performance share award will be paid unless minimum performance thresholds are met for the three-year period. Restricted stock awards have a three-year vesting period, with one-third vesting on each anniversary of the grant date. These awards are intended to further align the interests of the recipients with those of our shareholders, while promoting executive retention.

The stock options granted to our NEOs and other LTIP participants have a three-year vesting period, with one-third vesting on each anniversary of the grant date. The grant date for the options, restricted stock and performance shares generally coincide with the regularly scheduled February Compensation Committee meeting. The timing of the annual grants also aligns with the employee performance evaluation process and is outside of regularly scheduled stock trading blackout periods. In calculating the number of stock options required to deliver the targeted award value, the Committee uses the Black-Scholes valuation methodology based on a single-day pricing method, which is based on the closing price of the Company’s common stock on the day of the grant.

The Company believes our LTIP design properly balances and achieves several critical objectives and best practices, including:

•	Supporting and rewarding the achievement of our long-term business strategy and objectives
•	Encouraging decisions and behavior intended to increase shareholder value
•	Reinforcing the pay-for-performance orientation of the overall executive compensation program
•	Enabling us to attract and retain high-quality key executive talent by providing competitive incentive and total compensation opportunities
•	Promoting share ownership and facilitating achievement of the stock ownership guidelines

All LTIP awards to the NEOs and other recipients are granted on the same date, except for awards made in conjunction with an individual’s promotion or hire into the Company, or as necessary to facilitate retention of key employees.

2017 Long-Term Incentive Awards

The Compensation Committee approved LTIP awards to the NEOs on February 22, 2017. The following table details the target grant value used by the Committee to determine the number of options, performance shares and restricted stock. Actual grant date values, computed in accordance with applicable accounting standards, are disclosed in the “Grants of Plan-Based Awards in 2017” table on page 45. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future stock price performance.

FEBRUARY 2017 TARGET GRANT VALUE FOR EQUITY AWARDS

Name	Target Grant Value ($)	Number of Options Granted	Target Number of Performance Shares Granted	Number of Restricted Shares Granted
Lee J. Schram	4,000,000	77,700	23,806	15,871
Keith A. Bush*	1,000,000	20,678	6,236	4,157
John D. Filby	625,000	12,141	3,720	2,480
Michael S. Mathews	225,000	4,371	1,340	893
Malcolm J. McRoberts	725,000	14,083	4,316	2,877
Edward A. Merritt	100,000	1,943	596	397

* Mr. Bush was hired effective March 31, 2017.

2015 – 2017 Performance Share Awards

In January 2018, the Compensation Committee approved performance share payouts under the LTIP in 2015 at 94.5% of the targeted award level for each participant, including the NEOs. Actual performance versus targets is illustrated in the following tables:

MOS REVENUE AND PROFITABILITY

2017 Marketing and Other Services Revenue
	Threshold	Target	Maximum
Deluxe Adjusted Operating Income Margin %	$640 - 725 million	>$725 - 775 million	>$775 million
> 20%	75 - 100%	>100 - 150%	>150 - 200%
18% - 20%	50 - 90%	>90 - 125%	>125 - 175%
< 18%	33 - 75%	>75 - 100%	>100 - 150%
Performance: Adjusted Operating Income Margin of 20.2%		$756 million
Payout %		131%

TSR PERFORMANCE vs PEER GROUP

TSR Performance Period: December 31, 2014 - December 31, 2017
Deluxe TSR Ranking in Peer Group	<25 Peer Group Percentile	25 - 50 Peer Group Percentile	>50 - 75 Peer Group Percentile	>75 - <100 Peer Group Percentile	Ranked 1st 100 Peer Group Percentile
Relative TSR Performance		29th percentile
Payout Range	0%	25 - 100%	>100 - 150%	>150 - <200%	200%
Payout %		58%[1]
1	The terms of the performance share awards provide that an actual TSR falling within one of the peer group percentile ranges will result in an actual payout of an amount within the payout range as determined by the Committee.

Equity Award Grant Practices

We have a policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual equity-based awards, including those made to senior executives who are reporting officers under Section 16 of the Exchange Act, in the first calendar quarter of each year (near the time of their annual performance reviews). In accordance with our policy and shareholder-approved 2017 Annual Incentive Plan, the Committee annually approves a maximum aggregate amount or “bonus pool” for non-executive officers and other eligible employees, over which the CEO exercises his allocation discretion, in consultation with the Committee.

We generally schedule Board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs at near the same time every year. We do not time our equity awards to take advantage of the release of earnings or other major announcements by us or market conditions.

Retirement and Other Benefits

The NEOs are eligible to participate in the same qualified broad-based retirement plans that are available to most U.S. employees. The program consists of a 401(k) plan and an annual profit sharing plan (under which contributions, if any, are based on our financial performance). Deluxe’s retirement plans are regularly compared with retirement programs of companies that are in businesses similar to ours and/or are located in geographic areas from which we typically recruit talent to help ensure that the Company remains competitive in the market. The incremental value of benefits provided to the NEOs under this program is included in the All Other Compensation column of the Summary Compensation Table. We provide our NEOs with benefits available to other eligible U.S. salaried employees. These benefits include medical, dental, life and disability insurance, as well as the qualified retirement savings plan (the “401(k) Plan”) that includes a discretionary Company match of the employee’s pre-tax and after-tax contributions.

The NEOs and certain other executives are eligible to participate in Company tax-deferred compensation plans. The Deluxe Corporation Deferred Compensation Plan is intended to promote executive retention by providing a long-term savings opportunity on a tax-efficient basis. Under this plan, which complies with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), NEOs and other key employees may choose to defer up to 100 percent of their base salary (less applicable deductions) and up to 50 percent of any Annual Incentive Plan payout into multiple investment options. This plan also contains a provision that restores benefits lost under the defined contribution retirement plan and the annual profit sharing plan due to Internal Revenue Code limits. Contributions for the NEOs under this provision for 2017 are reflected in the All Other Compensation column of the Summary Compensation Table. The investment options are similar to the investment options available to employees in the Company’s broad-based retirement plans. The majority of payouts from this plan commence following termination of employment, based on elections made by the participants in accordance with, and subject to, any delays in payment that otherwise might be required by Section 409A.

Personal Choice Program

All of our permanent (not interim) executive officers, including the NEOs, with the exception of our CEO, Mr. Schram, participated in the executive officer Personal Choice Program. The Personal Choice Program provides a fixed cash payment to participating executive officers in lieu of perquisites, other than an annual executive physical. The quarterly cash payment of $7,500 for senior vice presidents and $5,000 for vice presidents who are executive officers is intended to cover personal expenses typically incurred by executives as a result of their positions (such as financial and tax planning, vehicle mileage, etc.). The quarterly payments under this program are not grossed-up for income taxes. As with the other compensation components, this program is assessed against market data regarding perquisite programs on an annual basis. The Company chose this program structure because it is more flexible for the executive officers, less administratively burdensome and less costly to the Company.

Consideration of Certain Tax Effects

Code Section 162(m), as in effect prior to the enactment of the Tax Cuts and Jobs Act in December 2017, generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest paid executive officers employed at the end of the year (other than the CFO). Performance-based compensation was exempt from this deduction limitation if Deluxe met specified requirements set forth in the Code and applicable Treasury Regulations.

Recent tax reform legislation retained the $1 million deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. “Covered employees” will now also include any person who served as CEO or CFO at any time during a taxable year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year. Consequently, compensation paid in 2018 and later years to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

The Committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to enactment of the Tax Cuts and Jobs Act with respect to performance-based compensation in excess of $1 million payable under outstanding awards (including option awards) granted before November 2, 2017 under our Annual Incentive Plan as well as under our 2017 Long-Term Incentive Plan, in order for them to qualify the transitional relief. However, no assurance can be given that the compensation associated with these awards will qualify for the transitional relief, due to ambiguities and uncertainties as to the application and interpretation of newly revised Section 162(m) and the requirements for the transitional relief.

The Committee continues to believe that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards were non-deductible in the past, and some are expected to be non-deductible in the future.

Compensation Design Process

Role of the Compensation Committee and Management in Determining Executive Compensation. The Compensation Committee reviews and makes decisions about executive policies and plans, including the amount of base salary, cash bonus and long-term incentive awarded to our NEOs. Our CEO and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The Compensation Committee also considers recommendations from its compensation consultant and competitive data and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and the Company.

The CEO’s performance is reviewed by the Compensation Committee, with input from the other non-employee members of the Board. The CEO annually reviews the performance of each other executive officer who reports to him, including the NEOs. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee for approval. Members of management play various additional roles in this process, as follows:

•	The CEO makes recommendations to the Compensation Committee regarding executive salary merit increases and compensation packages for the executive officers (other than himself) based on market-based compensation information obtained from the external compensation consultant and his evaluation of the performance of the executives who report to him against their goals.
•	Management provides the Compensation Committee with details of the operation of our various compensation plans, including the design of performance measures for our annual incentive plan and the design of our equity incentive program.
•	The CEO and CFO provide information and analysis, and make a recommendation to the Compensation Committee, relevant to the process of establishing performance targets for our annual cash incentive plan as well as any other performance-based awards and presents information regarding the attainment of corporate financial goals for the preceding year.
•	The Corporate Secretary attends meetings of the Compensation Committee to provide input on legal issues, respond to questions about corporate governance and review and approve the preparation of minutes.

The Compensation Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Compensation Committee also meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our NEOs.

Compensation Consultant Services and Independence. The Compensation Committee has the authority to engage independent advisors to assist it in fulfilling its responsibilities. The Committee has retained FW Cook, a national executive compensation consulting firm, to provide advice with respect to compensation for our NEOs and other officers. FW Cook performs services solely on behalf of the Committee and does not provide any other services to us. Management of the Company had no role in selecting the Committee’s compensation consultant and had no separate relationship with FW Cook. The Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee.

FW Cook performed the following services for the Committee in 2017: reviewed market benchmarking data and prepared market data for the CEO position and all other NEO positions; reviewed tally sheets; assessed incentive risk and proxy disclosure; and reviewed regulatory and governance guidance and pay-for-performance updates. FW Cook assisted the Committee in determining appropriate levels of compensation for the CEO and other executive officers. The firm attended all Committee meetings upon invitation and participated in executive sessions without management present.

Management of Compensation-Related Risk

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. This evaluation for 2017, which was conducted with the assistance of management and FW Cook, covered a wide range of practices and policies. All plans were deemed to have substantial risk mitigators which, in most material incentive plans, include: a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures; a portfolio of long-term equity incentives, including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants and significant stock ownership guidelines; pre-approval requirements for executive stock transactions; and the existence of policies prohibiting Company stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.

The Compensation Committee has also reviewed the Company’s overall enterprise risks and how compensation programs for employees generally impacted individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with compensation programs and practices including, but not limited to:

regular business reviews; alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls. The Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Requirements

The Committee has established stock ownership guidelines for its executive officers and directors. The Committee annually reviews each executive officer’s and director’s progress toward attaining his or her ownership target. The 2017 target for the CEO is five times annual base salary and for all other current NEOs is two and one-half times annual base salary. The guidelines call for the targeted level of ownership to be achieved within five years of the date the individual becomes subject to the target. For purposes of calculating an executive officer’s stock ownership under these guidelines, stock options are not included. While restricted stock and restricted stock units convertible into shares are included, only 60 percent of their value is counted toward the ownership target prior to vesting, based on the rationale that approximately 40 percent of such shares or units will be withheld or surrendered by the executive upon vesting to cover taxes. In the past twelve months, executives have generally continued to increase their actual share ownership, and the Committee reviews each individual’s ownership on an annual basis. Each NEO subject to the ownership guidelines has achieved his ownership target, or is so newly subject to the guidelines that the Committee has no reason to believe that the target will not be reached by his/her deadline.

In addition to the stock ownership guidelines, executive officers and directors are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 100 percent of their net shares (i.e., shares remaining after exercise costs and applicable taxes are covered) upon the exercise of stock options and the vesting of other equity awards, and are required to hold the shares until their individual ownership targets are met. The Company also maintains policies prohibiting directors and executive officers from pledging Company stock and from engaging in any transactions intended to hedge the economic risk of ownership in Deluxe stock. These policies prohibit executive officers and directors from directly or indirectly (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s stock (including, but not limited to, prepaid forward contracts, short sales, equity swaps or collars) or (ii) pledging, hypothecating, or otherwise encumbering shares of Deluxe stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account where such shares are used as collateral for a loan.

Policies on Claw Back of Incentive Compensation

For many years, Deluxe has included claw back provisions in its equity agreements, which can be triggered for a broad range of misconduct by the award recipient. The Company’s claw back policy also permits the recoupment of annual bonus payments and other incentive award payouts, including awards under the Annual Incentive Plan and the LTIP, granted to officers who are subject to Section 16 of the Exchange Act, where misconduct by the individual contributes to a restatement of the Company’s financial statements. While the Company had adopted and broadened its claw back provisions prior to the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the provisions will be amended consistent with any forthcoming regulations under the Dodd-Frank Act after they are published.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Deluxe Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017.

MEMBERS OF THE COMPENSATION COMMITTEE

Thomas J. Reddin, Chair
Ronald C. Baldwin
Cheryl E. Mayberry McKissack
Martyn R. Redgrave
Victoria A. Treyger

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	All Other Compensation[4] ($)	Total ($)
Lee J. Schram Chief Executive Officer	2017	967,500	0	3,901,272	999,999	588,256	21,462	6,478,489
	2016	925,833	0	2,295,332	1,165,500	1,083,745	21,287	5,491,698
	2015	900,500	0	2,001,370	999,002	2,514,063	29,821	6,444,756

Keith A. Bush Senior Vice President, Chief Financial Officer	2017	357,899	0	754,729	249,997	284,562	22,500	1,669,687

John D. Filby Senior Vice President, Financial Services	2017	471,000	0	471,740	156,255	220,324	39,450	1,358,769
	2016	471,000	0	380,393	193,139	235,870	39,275	1,319,677
	2015	469,167	0	386,923	193,146	544,533	44,108	1,637,877

Michael S. Mathews Senior Vice President, Chief Information Officer	2017	340,500	0	289,192	56,255	79,698	39,450	805,095

Malcolm J. McRoberts Senior Vice President, Small Business Services	2017	467,000	0	547,216	181,248	311,779	39,450	1,546,693
	2016	465,167	0	534,178	241,421	91,606	39,275	1,371,647
	2015	454,167	0	514,690	199,794	464,347	43,953	1,676,951

Edward A. Merritt[5] Former Interim Chief Financial Officer	2017	257,429	18,857	75,477	25,006	90,453	9,450	476,672
	2016	243,579	0	45,909	23,312	87,521	32,725	433,046

1	The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock during the fiscal years ended December 31, 2017, 2016 and 2015. Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s Consolidated Financial Statements filed as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs. Stock awards included in this column are comprised of awards from two sources: restricted stock units received in lieu of cash under the AIP, and equity-based awards under the LTIP.

As described in the CD&A section of this Proxy Statement, recipients of awards under the AIP may elect to receive all or a portion of their incentive compensation in the form of RSUs. If an election is made to receive RSUs in lieu of cash, the amount of the cash foregone is increased at a match rate established by the Compensation Committee in determining the number of units awarded. The following table includes the RSUs for the NEOs:

Name	AIP Match Rate	Plan Year	Grant Date	Grant Price ($)	Units Granted in Lieu of Cash	Value at Grant ($)
Lee J. Schram	50%	2017	1/19/2018	77.36	11,406	882,368
Michael S. Mathews	50%	2017	1/19/2018	77.36	1,543	119,366
Malcolm J. McRoberts	50%	2016	1/24/2017	73.63	798	58,757
	50%	2015	1/25/2016	51.40	2,226	114,463

The portion of each executive’s AIP compensation paid in cash is included in the “Non-Equity Incentive Plan Compensation” column. The estimated possible threshold, target, and maximum values for the 2017 AIP, including the 50 percent match based on the individual elections made by each NEO prior to the start of the plan period, are listed in the Grants of Plan-Based Awards in 2017 Table. For more information regarding the 2017 grants of non-qualified stock options, restricted stock, and performance share units, refer to the Grants of Plan-Based Awards in 2017 Table.

2	The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock options during the fiscal year ended December 31, 2017, 2016, and 2015. Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s Consolidated Financial Statements in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2017, 2016, and 2015, as applicable. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs. See footnote 2 to the Grants of Plan-Based Awards in 2017 Table for additional information.

3	Amounts listed in this column reflect cash amounts paid to the NEOs under the AIP and for 2015 only, also includes amounts paid pursuant to our former Cash Performance Plan (“CPP”). As described in the CD&A section of this Proxy Statement and footnote 2 to this table, recipients of awards under the AIP may elect to receive all or a portion of their incentive compensation in the form of restricted stock units. If an election is made to receive restricted stock units, the amount of the cash foregone is increased (or matched) at a rate established by the Compensation Committee in determining the number of units awarded. The ASC Topic 718 aggregate grant date fair value attributable to awards taken as restricted stock units is listed in the “Stock Awards” column, while the portion of AIP compensation paid in cash is included in this column. The estimated possible threshold, target and maximum values for the 2017 AIP, including the 50 percent match based on the individual elections made by each NEO prior to the start of the plan period, are included in the Grants of Plan-Based Awards In 2017 Table. For 2017 and 2016, the amounts reported relate entirely to the AIP. For 2017, Mr. Schram had an AIP payment of ($588,256), this included a ($6.35) residual stock calculation amount Mr. Mathews had an AIP payment of ($79,698), this included a ($72.41) residual stock calculation amount. For 2016, Mr. McRoberts had an AIP payment of ($91,606), this included a ($80.77) residual stock calculation amount. For 2015, the amounts include cash received under the AIP and CPP as follows: Mr. Schram, 2015 AIP of ($1,261,938) and CPP ($1,252,125);Mr. Filby, 2015 AIP of($258,333) and CPP ($286,200) and Mr. McRoberts, 2015 AIP of ($178,100) and CPP ($286,200).
4	A detailed description of the 2017 amounts listed in this column is contained in the “2017 All Other Compensation Table” immediately following this table. Note that the values for 2015 have been restated to exclude dividends and dividend equivalents received on unvested restricted stock and restricted stock units, respectively, which are factored into grant date fair value calculations and are not disclosed when paid.
5	Mr. Merritt served as Interim CFO until March 30, 2017. The bonus amount reflects a temporary increase in cash compensation associated with his interim appointment as CFO.

2017 ALL OTHER COMPENSATION TABLE

Name	Perquisites and Other Personal Benefits[1] ($)	Tax Reimbursements ($)	Company Contributions to Defined Contribution Plans ($)	Other[2] ($)	Total ($)

Lee J. Schram	12,012	0	9,450	0	21,462

Keith A. Bush	22,500	0	0	0	22,500

John D. Filby	30,000	0	9,450	0	39,450

Michael S. Mathews	30,000	0	9,450	0	39,450

Malcolm J. McRoberts	30,000	0	9,450	0	39,450

Edward A. Merritt	0	0	9,450	0	9,450

1	Amount for Mr. Schram reflects the premium paid by the Company for a supplemental long-term disability insurance policy to provide him with coverage equal to approximately two-thirds of his base salary in the event of a disability meeting the requirements of the policy. Amounts for all other NEOs except Mr. Merritt reflect a Personal Choice Program cash allowance. There is no tax gross-up for the supplemental coverage or the Personal Choice Program.
2	Amounts listed are ERISA excess, benefit plan equivalent, and Paid Time Off payout amounts.

GRANTS OF PLAN-BASED AWARDS IN 2017 TABLE

Executive Name	Award Type	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock[2]	All Other Option Awards: Number of Securities Underlying Options[3]	Grant Date Fair Value of Stock and Option Awards[4]
Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)
Lee J. Schram
2/23/2017	LTIP Restricted Stock							15,871		1,200,006
2/23/2017	LTIP Options								77,700	999,999
2/23/2017	LTIP PS Perf Metrics				3,928	11,903	23,806			899,986
2/23/2017	LTIP PS TSR				2,976	11,903	23,806			918,912
	AIP[5]	314,438	628,875	1,257,750	314,438	628,875	1,257,750
	Deferred Stock Units[6]							11,406		882,368
Keith A. Bush
3/31/2017	LTIP Restricted Stock							4,157		300,011
3/31/2017	LTIP Options								20,678	249,997
3/31/2017	LTIP PS Perf Metrics				1,029	3,118	6,236			225,026
3/31/2017	LTIP PS TSR				779	3,117	6,234			229,692
	AIP[5]	152,107	304,214	608,429
	Deferred Stock Units[6]
John D. Filby
2/23/2017	LTIP Restricted Stock							2,480		187,513
2/23/2017	LTIP Options								12,141	156,255
2/23/2017	LTIP PS Perf Metrics				614	1,860	3,720			140,635
2/23/2017	LTIP PS TSR				465	1,860	3,720			143,592
	AIP[5]	117,750	235,500	471,000
1/19/2018	Deferred Stock Units[6]
Michael S. Mathews
2/23/2017	LTIP Restricted Stock							893		67,520
2/23/2017	LTIP Options								4,371	56,255
2/23/2017	LTIP PS Perf Metrics				221	670	1,340			50,659
2/23/2017	LTIP PS TSR				167	669	1,338			51,647
	AIP[5]	42,563	85,125	170,250	42,563	85,125	170,250
	Deferred Stock Units[6]							1,543		119,366
Malcolm J. McRoberts
2/23/2017	LTIP Restricted Stock							2,877		217,530
2/23/2017	LTIP Options								14,083	181,248
2/23/2017	LTIP PS Perf Metrics				712	2,158	4,316			163,166
2/23/2017	LTIP PS TSR				539	2,157	4,314			166,520
	AIP[5]	175,125	350,250	700,500
1/19/2018	Deferred Stock Units[6]
Edward A. Merritt [7]
2/23/2017	LTIP Restricted Stock							397		30,017
2/23/2017	LTIP Options								1,943	25,006
2/23/2017	LTIP PS Perf Metrics				98	298	596			22,532
2/23/2017	LTIP PS TSR				74	297	594			22,928
	AIP[5]	45,050	90,100	180,200
	Deferred Stock Units[6]
1	The amounts listed in the designated rows for each NEO derive from the performance shares granted under the Company’s LTIP, as further explained below. Performance shares awarded as a part of the Company’s LTIP (shown in the table as “LTIP PS Performance Metrics” and “LTIP PS TSR”) are subject to performance conditions during the period January 1, 2017 through December 31, 2019 and vest, if at all, upon satisfaction of the conditions and subsequent approval of the Compensation Committee. The number of performance shares granted at each level was determined based upon the closing price of the Company’s common stock on the grant date ($75.61 on February 23, 2017). Table values of the relative TSR-based performance shares are based on a Monte Carlo simulation value of $77.20 per share. Table values of performance metric-based performance shares are based on the probable outcome of the performance metrics, which is assumed to result in a payout of the target number of performance shares, with the shares valued at $75.61, the closing price on the date of grant. The number of performance shares granted for Mr. Bush’s awards were determined based upon the closing price on the grant date ($72.17 on March 31, 2017). His performance metric-based performance award is valued at $72.17 and his TSR award is valued at $73.69. Assuming that the performance metric-based performance shares vest at the maximum level, the value of those awards would be: Mr. Schram ($1,799,972); Mr. Bush ($450,052); Mr. Filby ($281,269); Mr. Mathews ($101,317); Mr. McRoberts ($326,333) and Mr. Merritt ($45,064).

2	Reflects grants of restricted stock. Restricted stock will vest in three equal installments on the anniversary of the grant date. For more information, refer to the “Long-Term Equity Incentive Compensation” section in CD&A.
3	This column includes stock options awarded as part of the Company’s LTIP. Stock options have seven-year terms; one-third vest each year over three years, on the first, second and third anniversaries of the grant date. The exercise price of all options is the closing price of the Company’s common stock on the NYSE on the grant date. For more information, refer to the “Long-Term Equity Incentive Compensation” section in CD&A.
4	The grant date fair value of options is based on the stock price at the time of grant multiplied by the Black-Scholes value. The Black-Scholes value on February 23, 2017 was 17.0 percent, or approximately $12.87 per option. For Mr. Bush’s option grant, the Black-Scholes value on March 31, 2017 was 16.8 percent, or approximately $12.09 per option. Dollar values represent the accounting grant date fair value of performance share units, restricted stock units and, if applicable, stock options under ASC Topic 718. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs.
5	The amounts listed in the designated row for each NEO reflect the estimated future cash payouts under the AIP for 2017 at the time the performance targets were established, based on each NEO’s advance election to receive any such payouts in cash (i.e., non-equity), restricted stock units (i.e., equity), or a combination of the two. The actual payouts under the AIP for 2017 are reflected in the Summary Compensation Table and a more complete explanation of the AIP appears in the CD&A portion of this Proxy Statement.
6	The amounts listed are displayed in dollars and reflect the estimated equity payout under the AIP for 2017 based on the executive’s election to receive all, or a portion, of his payout in restricted stock units, which includes the 50% match provided on portions of the AIP payout elected to be received by the executive in the form of restricted stock units. The number of restricted stock units granted was determined using the close price of the Company’s common stock on the grant date ($77.36 on January 19, 2018). These RSUs vest on the second anniversary of the grant date. In the event an executive’s employment is terminated for reasons other than cause prior to the expiration of the restriction period, the executive would receive the base amount allocated to restricted stock units prior to the 50% match (“Base Amount.”) If the executive resigns or is terminated for cause prior to expiration of the restriction period, he would receive the lesser of the Base Amount or the then current value of the units originally attributable to the Base Amount.
7	Mr. Merritt served as interim CFO until March 30, 2017.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1] ($)
Lee J. Schram	53,000		25.45	2/16/2019	14,893 [6]	1,144,378	2,465 [12]	189,411
	95,800		38.80	2/20/2020	21,464 [7]	1,649,294	1,867 [13]	143,460
	64,435		50.32	2/27/2021	15,871 [8]	1,219,528	3,552 [14]	272,936
	42,774	21,388 [2]	67.08	2/12/2022			2,691 [15]	206,776
	42,412	84,826 [3]	54.30	2/17/2023			3,928 [16]	301,828
		77,700 [4]	75.61	2/23/2024			2,976 [17]	228,676
Keith A. Bush		20,678 [5]	72.17	3/31/2024	4,157 [9]	319,424	1,029 [18]	79,068
							779 [19]	59,858
John D. Filby		4,135 [2]	67.08	2/12/2022	2,879 [6]	221,222	477 [12]	36,653
		14,057 [3]	54.30	2/17/2023	3,557 [7]	273,320	361 [13]	27,739
		12,141 [4]	75.61	2/23/2024	2,480 [8]	190,563	589 [14]	45,259
							446 [15]	34,271
							614 [16]	47,180
							465 [17]	35,731
Michael S. Mathews		1,426 [2]	67.08	2/12/2022	2,712 [10]	208,390	164 [12]	12,602
		4,848 [3]	54.30	2/17/2023	993 [6]	76,302	125 [13]	9,605
		4,371 [4]	75.61	2/23/2024	1,587 [11]	121,945	203 [14]	15,599
					1,227 [7]	94,283	154 [15]	11,833
					893 [8]	68,618	221 [16]	16,982
							167 [17]	12,832
Malcolm J. McRoberts	21,900		38.80	2/20/2020	2,226 [10]	171,046	493 [12]	37,882
	12,372		50.32	2/27/2021	2,979 [6]	228,906	373 [13]	28,661
	8,554	4,278 [2]	67.08	2/12/2022	798 [11]	61,318	736 [14]	56,554
	8,785	17,571 [3]	54.30	2/17/2023	4,446 [7]	341,631	557 [15]	42,800
		14,083 [4]	75.61	2/23/2024	2,877 [8]	221,069	712 [16]	54,710
							539 [17]	41,417
Edward A. Merritt	1,804		50.32	2/27/2021	2,688 [10]	206,546	58 [12]	4,457
	998	499 [2]	67.08	2/12/2022	347 [6]	26,663	44 [13]	3,381
	848	1,697 [3]	54.30	2/17/2023	429 [7]	32,964	71 [14]	5,456
		1,943 [4]	75.61	2/23/2024	397 [8]	30,505	54 [15]	4,149
							98 [16]	7,530
							74 [17]	5,686
1	Based on the closing price of Deluxe common stock on the NYSE on December 29, 2017 ($76.84 per share).
2	Unvested portion of stock options granted on February 12, 2015, which fully vested on February 12, 2018.
3	Unvested portion of stock options granted on February 17, 2016, which will vest in two equal installments on February 17, 2018 and February 17, 2019.
4	Unvested portion of stock options granted on February 23, 2017, which will vest in three equal installments on February 23, 2018, February 23, 2019 and February 23, 2020.
5	Unvested portion of stock options granted on March 31, 2017, which will vest in three equal installments on March 31, 2018, March 31, 2019 and March 31, 2020.
6	Unvested restricted stock granted on February 12, 2015, which will vest on February 12, 2018.
7	Unvested restricted stock granted on February 17, 2016, which will vest on February 17, 2019.
8	Unvested restricted stock granted on February 23, 2017, which will vest in three equal installments on February 23, 2018, February 23, 2019 and February 23, 2020.
9	Unvested restricted stock granted on March 31, 2017, which will vest in three equal installments on March 31, 2018, March 31, 2019 and February 23, 2020.
10	Unvested restricted stock units granted on January 25, 2016, which will vest on January 25, 2018.

11	Unvested restricted stock units granted on January 24, 2017, which will vest on January 24, 2019.
12	Performance metric-based performance share units based upon Marketing Solutions and Other Services Revenue threshold of 33% granted on February 12, 2015. A more detailed discussion can be found in the “Long-Term Equity Incentive Compensation” section in CD&A.
13	Relative TSR-based performance share units based upon total shareholder return threshold of 25% granted on February 12, 2015. A more detailed discussion can be found in the “Long-Term Equity Incentive Compensation” section in CD&A.
14	Performance metric-based performance share units based upon Marketing Solutions and Other Services Revenue threshold of 33% granted on February 17, 2016. A more detailed discussion can be found in the “Long-Term Equity Incentive Compensation” section in CD&A.
15	Relative TSR-based performance share units based upon total shareholder return threshold of 25% granted on February 17, 2016. A more detailed discussion can be found in the “Long-Term Equity Incentive Compensation” section in CD&A.
16	Performance metric-based performance share units based upon Marketing Solutions and Other Services Revenue threshold of 33% granted on February 23, 2017. A more detailed discussion can be found in the “Long-Term Equity Incentive Compensation” section in CD&A.
17	Relative TSR-based performance share units based upon total shareholder return threshold of 25% granted on February 23, 2017. A more detailed discussion can be found in the “Long-Term Equity Incentive Compensation” section in CD&A.

2017 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Restricted Stock/Units		Performance Shares
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[3]
Lee J. Schram	107,200	4,848,572	46,353	3,513,094	18,004	1,325,635

Keith A. Bush	0	0	0	0	0	0

John D. Filby	78,346	2,622,287	3,176	240,709	3,457	254,539

Michael S. Mathews	19,397	537,754	3,625	268,388	1,441	106,101

Malcolm J. McRoberts	0	0	5,058	378,152	3,457	254,539

Edward A. Merritt	4,992	132,263	2,738	201,234	505	37,183

1	The NEOs exercised the following stock options:

Name	Grant Date	Options Exercised	Exercise Date	FMV at Exercise ($)
Lee J. Schram	2/16/2011	54,200	11/28/2017	70.75
	2/16/2012	53,000	11/28/2017	70.75
John D. Filby1a	4/30/2012	2,285	7/31/2017	72.20
	4/30/2012	26,491	7/31/2017	72.21
	2/20/2013	21,900	7/31/2017	72.21
	2/27/2014	12,372	7/31/2017	72.21
	2/12/2015	8,270	7/31/2017	72.21
	2/17/2016	7,028	7/31/2017	72.21
Michael S. Mathews	5/6/2013	8,968	2/28/2017	75.05
	2/27/2014	5,155	2/28/2017	75.05
	2/12/2015	2,851	2/28/2017	75.05
	2/17/2016	2,423	2/28/2017	75.05
Edward A. Merritt	8/14/2013	4,992	9/11/2017	69.01
1a	Mr. Filby executed one stock swap for 2,285 options and one same-day sale exercise of 76,061 options.

2	The NEOs had the following restricted stock awards and/or restricted stock units vest:

Name	Grant Date	RS/U Vested	Vest Date	FMV at Vest ($)
Lee J. Schram	2/27/2014	46,353	2/27/2017	75.79
John D. Filby	2/27/2014	3,176	2/27/2017	75.79
Michael S. Mathews	1/20/2015	2,301	1/20/2017	73.03
	2/27/2014	1,324	2/27/2017	75.79
Malcolm J. McRoberts	1/20/2015	1,882	1/20/2017	73.03
	2/27/2014	3,176	2/27/2017	75.79
Edward A. Merritt	1/20/2015	2,275	1/20/2017	73.03
	2/27/2014	463	2/27/2017	75.79
3	The Performance Shares earned were determined based upon performance metrics and TSR over the 2014-2016 performance period and were paid on January 24, 2017. The FMV on January 24, 2017 was the close price of $73.63. Performance Shares paid out at 117% for performance metrics grant and 100% for TSR grants.

Non-Qualified Deferred Compensation

Deluxe’s Deferred Compensation Plan permits eligible employees to defer annually the receipt of up to 100 percent of base salary, and up to 50 percent of bonuses. In connection with this Plan, Deluxe has created a non-qualified grantor trust (commonly known as a “Rabbi Trust”) through which Deluxe’s obligations under the Plan are funded. No assets are set aside for individual participants in the Plan, and the trust assets remain subject to the claims of Deluxe’s creditors. Amounts deferred under the Plan are payable on the earliest to occur of a change of control of Deluxe, the participant’s termination of employment, disability or death, or the date for payment selected by the participant, unless a delay in payments is otherwise required by Section 409A. Deferred amounts are credited with gains and losses based on the performance of deemed investment options (i.e., phantom funds) selected by the participant. Deluxe also may make ERISA excess payments and/or contributions of benefit plan equivalents to participants’ accounts if IRS limits or the deferrals made by a participant under this Plan have the effect of reducing the contributions they otherwise would receive from Deluxe under the Company’s qualified benefit plans.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Company Contributions in Last Fiscal Year[1] ($)	Aggregate Earnings in Last Fiscal Year[2] ($)	Aggregate Balance at Last Fiscal Year-End[3] ($)
Lee J. Schram	0	23,393	158,678

Keith A. Bush	0	0	0

John D. Filby	0	38	4,731

Michael S. Mathews	0	6	695

Malcolm J. McRoberts	0	64	8,004

Edward A. Merritt	0	0	0

1	Company contributions in the form of ERISA excess payments and benefit plan equivalents are made after the end of the year to which they relate. Contributions made in 2017 are reflected in this column. No amounts were deferred by the NEOs in 2017.
2	Amounts represent earnings on contributions and deferrals made in prior years. Participants in this plan allocate their deferrals into phantom funds similar to the funds available under the Company’s qualified retirement plans. Amounts reported reflect the performance of these phantom funds.
3	The aggregate amounts reported in previous years’ Summary Compensation Tables and deferred into this plan were: 1) $102,629 for Mr. Schram; 2) $0 for Mr. Bush; 3) $5,665 for Mr. Filby; 4) $0 for Mr. Mathews; 5) $7,694 for Mr. McRoberts; and 6) $0 for Mr. Merritt.

Severance, Retention and Change of Control Agreements

Deluxe has severance arrangements or agreements with each of its permanent (non-interim) NEOs. Mr. Schram’s employment agreement contains provisions with respect to severance, and the other NEOs are subject to separate severance agreements (collectively “severance arrangements”). The severance arrangements are intended to facilitate each executive’s attention to the affairs of Deluxe and to recognize their key role within the Company. Under Mr. Schram’s employment agreement, he would be eligible to receive severance benefits if his employment were terminated without cause by Deluxe or by him with “Good Reason.” Good Reason includes: (1) a material reduction in authority, duties or responsibilities without his written consent; (2) a material reduction in his total compensation or a failure by the Company to comply with his employment agreement; (3) a termination of his employment by the Company in a manner that does not comply with his employment agreement; or (4) a request by the Company that he act or omit to act in a way that violates the Company's ethical guidelines or practices. Mr. Schram’s employment agreement provides the following benefits if he is terminated by Deluxe without cause or he terminates his employment for Good Reason: (1) 12 monthly payments of his then-current monthly base salary; (2) for a period of 12 months following completion of the initial 12 months of salary continuation, an additional monthly payment equal to the amount, if any, that his monthly base pay as of termination exceeds any monthly compensation he may earn from subsequent employment in that month; (3) executive level outplacement services for up to 12 months; and (4) an additional lump-sum payment of $13,000 to assist with expenses incurred in connection with his transition.

The severance arrangements with the other NEOs contain a similar definition of Good Reason and add, as an additional basis for resigning with Good Reason, a requirement to relocate more than 50 miles from his or her then-current location. If these executives are terminated by Deluxe without cause or the NEO terminates his or her employment for Good Reason, he or she will receive payments calculated on the same basis as the payments that Mr. Schram would receive, except that any additional monthly payment following the first 12 months of salary continuation would last for only up to six months. Receipt of these benefits by Mr. Schram or any other NEOs is conditioned upon the executive entering into a release of certain claims. The NEOs are required by their severance arrangements to maintain the confidentiality of Company confidential information for a period of two years after their termination. Mr. Schram’s employment agreement also requires that for two years after he ceases to be employed by Deluxe he will not engage in any business that competes with Deluxe, will not hire any Company employee or induce an employee to provide confidential information to a third party, and will not induce any customer or supplier to stop doing business with the Company. Mr. Filby and Mr. McRoberts also are subject to agreements that contain similar restrictions for a one-year period after they cease to be employed by Deluxe.

The severance arrangements are not effective if the executive’s employment is terminated following a change of control under circumstances that would entitle him or her to receive benefits under the retention agreements described below.

The Company maintains retention agreements (“Retention Agreements”) with Mr. Schram and Mr. McRoberts (referred to in this section as “Executives”) that are designed to ensure that Deluxe will receive the continued service of the Executive in the event of a change of control, by reducing the distraction that could be caused by personal uncertainty about his or her compensation and benefits under those circumstances. Under the Retention Agreements, each of the participating Executives agrees to remain employed by Deluxe, and Deluxe agrees to continue to employ each Executive, until the second anniversary following a “Change of Control” (as that term is defined in the Retention Agreements). During the two-year period (the “Employment Period”), each Executive is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the Executive during the 180-day period prior to the date (the “Effective Date”) of the Change of Control. The annual base salary of an Executive may not be reduced below that earned by the Executive during the twelve-month period preceding the Effective Date, provided, however, that the annual base salary may be reduced to an amount that is not less than 90 percent of the base salary in effect on the Effective Date pursuant to an across-the-board reduction of base salary similarly affecting all executive officers of Deluxe. In determining any increase in an Executive’s base salary during the Employment Period, the Executive is to be treated in a manner consistent with other peer Executives. The Executives also are entitled to receive annual incentive payments during the Employment Period on the same basis as other peer Executives. During the Employment Period, each Executive is also entitled to participate in Deluxe’s stock incentive, retirement, and other benefit plans on the same basis as Deluxe’s other executives, and the benefits to the Executives under such plans generally may not be reduced from those provided during the one-year period prior to the Effective Date.

If, during the Employment Period, Deluxe terminates an Executive’s employment other than for “Cause” or “Disability,” or the Executive terminates his or her employment for “Good Reason” (as those terms are defined in the Retention Agreements), the Executive is entitled to a lump-sum payment equal to the sum of any unpaid base salary, deferred compensation and accrued vacation pay through the date of termination, plus a pro-rated annual incentive payment for the year of termination based on the greater of (1) the Executive’s target bonus under Deluxe’s AIP with respect to the year in which the termination occurs or, if greater, for the year in which the Change of Control occurs (the “Target Bonus”) and (2) the annual incentive payment that the Executive would have earned for the year in which the termination occurs based upon projecting to the end of that year Deluxe’s actual performance through the termination date. In addition, the Executive is entitled to receive a lump-sum payment equal to a multiple of the sum of the Executive’s annual base salary and the higher of the Target Bonus or the average of the

Executive’s annual incentive payments for the last three full fiscal years prior to the Effective Date, plus the amount that would have been contributed by Deluxe or its affiliates to the retirement and supplemental retirement plans in which the Executive participated prior to his or her termination. This multiple (hereinafter “payment multiple”) is three times for the CEO, two times for Mr. McRoberts, one and one-half times for Senior Vice Presidents, and one time for Vice Presidents. Certain resignations and terminations in anticipation of a Change of Control also constitute qualifying terminations. After a qualifying termination of employment, the Executives are also entitled to the continuation of their medical, disability, life and other health insurance benefits for the number of years corresponding to the applicable payment multiple and to certain outplacement services.

The Retention Agreements generally eliminate a tax gross-up payment to the Executive if the after-tax benefit, including a gross-up payment, does not equal at least $50,000 when contrasted with a reduction in the payments under the Retention Agreement to a level that would not result in an excise tax under Section 4999 of the Internal Revenue Code. No new Retention Agreements were entered into by the Company in 2017, nor were any pre-existing Retention Agreements amended during the year.

Deluxe also has used standard forms of stock option, restricted stock and performance award agreements in conjunction with its LTIP that provide for vesting of the awards, in whole or in part, upon certain events, including termination of the employee without cause or following a Change of Control. For equity-based awards, vesting upon a Change of Control only will occur if the acquiring or surviving entity fails to honor the award agreements with comparable equity, or if the employee is terminated without “Cause” or resigns for “Good Reason” (as those terms are defined in the applicable award agreement) following the Change of Control. For performance awards, if the employee is terminated without cause or resigns for Good Reason more than one year into the performance period, they will be entitled to a pro-rata payment of any payment to which they would otherwise have been entitled had their employment continued through the term of the agreement. If the termination without cause or resignation for Good Reason is in connection with or following a Change of Control, the employee will receive, within forty-five days of their termination or resignation, a pro-rata distribution of the target award provided for in their agreement.

The foregoing summary is qualified in its entirety by reference to the complete text of Mr. Schram’s employment agreement, and the forms of severance agreement, retention agreement, stock option, restricted stock, and performance share award agreements, all of which are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The following table illustrates the benefits that would be received by the current NEOs under the severance and retention arrangements described above, assuming a hypothetical qualifying severance occurring on the last business day of the prior fiscal year. Mr. Merritt is not included in the table because he was not an executive officer as of December 31, 2017, and he was eligible only for the standard Deluxe employee severance benefits at that date.

SEVERANCE CALCULATIONS

Name	Salary Continuation[1] ($)	Outplacement[2] ($)	Stock Option Acceleration[3] ($)	Restricted Stock Acceleration[4] ($)	Performance Share Acceleration[5] ($)	Other[6] ($)	Total ($)
Lee J. Schram	1,950,000	25,000	1,014,880	2,472,327	2,132,567	13,000	7,607,774

Keith A. Bush	712,500	20,500	0	80,144	0	13,000	826,144

John D. Filby	706,500	20,500	173,262	436,759	383,853	13,000	1,733,874

Michael S. Mathews	513,000	20,500	59,753	151,452	132,357	13,000	890,062

Malcolm J. McRoberts	700,500	20,500	208,910	495,311	433,819	13,000	1,872,040
1	Salary continuation benefits include twelve months of full salary, plus the difference in compensation otherwise earned by the individual after termination and his base salary at termination from Deluxe for an additional (a) twelve months for the CEO, and (b) six months for the other executives. Amounts shown assume no employment is secured after the initial twelve months, and therefore reflect maximum amounts payable.
2	Estimated cost of outplacement services for twelve months.
3	Pro-rata accelerated vesting on stock options at the time of termination, with three months to exercise. The value is based on the closing price of Deluxe common stock on the NYSE on December 29, 2017 ($76.84 per share).
4	Pro-rata acceleration of vesting of restricted stock based on the date of termination. Value based on the closing price of Deluxe common stock on the NYSE on December 29, 2017 ($76.84 per share).
5	Pro-rata vesting on performance shares if termination occurs on or after the one-year anniversary of commencement of the Performance Period and prior to the end of the Performance Period, paid upon completion of the Performance Period. Estimated Value based on the closing price of Deluxe common stock on the NYSE on December 29, 2017 ($76.84 per share) assuming 100% payout.
6	Lump-sum payment to assist with transition expenses.

CHANGE OF CONTROL CALCULATIONS

Name	Type of Compensation	Due on Change of Control followed by termination by Company without Cause or by Executive for Good Reason ($)	Due on Change of Control ($)
Lee J. Schram	Severance[1]	6,727,500	0
	Pro-Rata Bonus[2]	1,267,500	0
	Vesting of Options[3]	2,216,296	0
	Vesting of Performance Shares[4]	1,102,859	0
	Vesting of Restricted Stock[5]	4,013,200	0
	Benefit Continuation[6]	82,680	0
	Outplacement[7]	25,000	0
	Total Payments Before Excise Tax	15,435,035	0
	Excise Tax Gross-Up8	0	0
	Total	15,435,035	0

Keith A. Bush	Severance[1]	712,500	0
	Pro-Rata Bonus[2]	0	0
	Vesting of Options[3]	25,434	0
	Vesting of Performance Shares[4]	0	0
	Vesting of Restricted Stock[5]	319,424	0
	Benefit Continuation[6]	13,000	0
	Outplacement[7]	38,500	0
	Total Payments Before Excise Tax	1,108,858	0
	Excise Tax Gross-Up8	0	0
	Total	1,108,858	0

John D. Filby	Severance[1]	706,500	0
	Pro-Rata Bonus[2]	0	0
	Vesting of Options[3]	372,136	0
	Vesting of Performance Shares[4]	182,777	0
	Vesting of Restricted Stock[5]	685,105	0
	Benefit Continuation[6]	13,000	0
	Outplacement[7]	38,500	0
	Total Payments Before Excise Tax	1,998,018	0
	Excise Tax Gross-Up8	0	0
	Total	1,998,018	0

Michael S. Mathews	Severance[1]	513,000	0
	Pro-Rata Bonus[2]	0	0
	Vesting of Options[3]	128,568	0
	Vesting of Performance Shares[4]	63,009	0
	Vesting of Restricted Stock[5]	569,538	0
	Benefit Continuation[6]	13,000	0
	Outplacement[7]	38,500	0
	Total Payments Before Excise Tax	1,325,615	0
	Excise Tax Gross-Up8	0	0
	Total	1,325,615	0

Malcolm J. McRoberts	Severance[1]	1,634,500	0
	Pro-Rata Bonus[2]	350,250	0
	Vesting of Options[3]	455,126	0
	Vesting of Performance Shares[4]	228,420	0
	Vesting of Restricted Stock[5]	1,023,970	0
	Benefit Continuation[6]	31,096	0
	Outplacement[7]	25,000	0
	Total Payments Before Excise Tax	3,748,362	0
	Excise Tax Gross-Up8	0	0
	Total	3,748,362	0
1	Severance applicable under the Retention Agreements is equal to three times for Mr. Schram and two times for Mr. McRoberts, the total of (a) current base salary, plus (b) the greater of the individual's target annual bonus or the average actual bonus earned for each of the prior three years. For Messrs. Bush, Filbyand Mathews, severance benefits would be provided under the severance arrangements previously described, and are equal to twelve months of base salary plus the difference in compensation that would have been earned after severance and the base salary at termination from Deluxe for up to an additional six months.
2	Pro-rata bonus applicable under the Retention Agreements is equal to the greater of target or actual performance for Messrs. Schram and McRoberts (amounts represent target bonus for both executives). Messrs. Bush, Filby, and Mathews are not eligible to receive this compensation.
3	Currently outstanding stock options do not vest upon a Change of Control unless the surviving entity fails to honor award agreements with comparable equity (i.e., a double trigger). Therefore, no accelerated vesting is assumed in the column titled “Due on Change of Control”. The amount listed in the column titled “Due on Change of Control followed by termination by the Company without Cause or by Executive for Good Reason” reflects full acceleration of options. Intrinsic value of options was determined assuming a change of control price of $76.84, the closing stock price on the final day of the fiscal year.
4	No payout of the long-term share-based performance plan awards prior to the first year of performance. Termination following the first year of performance, but prior to the end of the performance period, results in a pro-rata payout assuming target-level payout for share based performance plans. As a result, and reflected above, the 2017 award does not payout, the 2016 award pays out at target assuming two-thirds of the performance period has completed, and the 2015 award is assumed to be earned and not contingent upon a Change in Control. Performance share awards were valued assuming a change of control price of $76.84, the closing stock price on the final day of the fiscal year.
5	Currently outstanding restricted stock awards do not vest upon a Change of Control unless the surviving entity fails to honor award agreements with comparable equity (i.e., a double trigger). Therefore, no accelerated vesting is assumed in the column titled “Due on Change of Control”. In addition to restricted stock held by each executive, the amount listed for Mr. McRoberts reflects accelerated vesting of restricted stock units elected to be received in lieu of a portion of his cash bonus under the AIP. Restricted stock awards were valued assuming a change of control price of $76.84, the closing stock price on the final day of the fiscal year.
6	Assumes additional retirement benefit and annual medical, dental and vison (and disability for Mr. Schram) for three years for Mr. Schram and two years for Mr. McRoberts. Amounts include lump sum transitional payment for Messrs. Bush, Filby and Mathews, and additional 18 months COBRA insurance for Mr. Bush, Filby and Mathews.
7	Assumes full use of the 12-month executive outplacement program at an amount not to exceed $38,500 ($25,000 for Messrs. Schram and McRoberts).
8	The excise tax imposed by the Internal Revenue Code (“the Code”) on excess “parachute payments” is 20 percent. This excise tax, together with any corresponding tax gross-up, applies only if the total value of change of control payments calculated under Section 280G of the Code equals or exceeds three times the average annual compensation attributable to the executive's employment with Deluxe over the prior five-year period. As a result, the gross-up amount shown reflects the executive's unique earnings history with Deluxe and can vary significantly from year to year.

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment terminates, he or she is entitled (subject to any applicable claw back provisions) to receive certain amounts including:

•	Annual incentive compensation earned during the fiscal year for certain termination causes which include qualified retirement
•	Vested shares awarded under the 2017 LTIP or prior stock benefit plans
•	Amounts contributed under the 401(k) Plan and executive compensation deferral programs
•	Accrued vacation pay

CEO Pay Ratio

We are required by SEC rules and regulations to disclose a reasonable estimate of the ratio of the annual total compensation for our CEO to the annual total compensation of our median employee. For the year ended December 31, 2017, the annual total compensation for our CEO was $6,483,397 (the sum of the CEO’s total compensation as reported in the Summary Compensation Table, plus $4,908 for the cost of our CEO’s employer-sponsored health and welfare benefits) and the annual total compensation for our median employee was $55,300, calculated in accordance with the SEC rules. For 2017, the annual total compensation of our CEO was 117.2 times that of our median employee.

For purposes of identifying our median employee, we used our United States and Canadian employee population as of November 1, 2017 which consisted of 5,719 total employees, of which 5,153 employees were employed in the U.S. and 566 employees were employed in Canada. We excluded employees in each of the following countries: Ireland - 2 employees, Bulgaria - 22 employees and Australia - 89 employees. As permitted by SEC rules and regulations, we excluded leased employees and independent contractors. To determine our median employee, we used base salary (or hourly wages including overtime) for the 12-month period ending October 31, 2017, as our compensation measure that we applied consistently to all employees. We annualized this amount for permanent employees who commenced employment during that period. Annual total compensation for our median employee was calculated in accordance with SEC rules. We also chose to include the cost of the median employee’s employer-sponsored health and welfare benefits, including medical, dental and life insurance, as well as short- and long-term disability coverage, in the calculation of our median employee’s total annual compensation. For Canadian employees, we converted their pay amounts to U.S. dollars using the 2017 average foreign currency exchange rate.

Equity Compensation Plan Information

The following table shows information, as of December 31, 2017, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	1,501,902	[1]	$56.51	[1]	9,929,159	[2]

Equity compensation plans not approved by shareholders	—		—		—

Total	1,501,902		$56.51		9,929,159
1	Includes awards granted under our 2017 LTIP and our previous stock incentive plans. The number of securities to be issued upon exercise of outstanding options, warrants and rights includes outstanding stock options of 1,138,739, restricted stock unit awards of 108,523 and 254,640 shares subject to outstanding performance share awards. The number of performance shares reflects the target amount for awards outstanding as of December 31, 2017. The actual number of shares issued under our performance share awards will range between 0% and 200% of the target amount based on our performance relative to the applicable performance goals as determined by our Compensation Committee following the end of the performance period. The performance share and restricted stock unit awards are not included in the weighted-average exercise price of outstanding options, warrants and rights because they require no consideration upon vesting.
2	Includes 3,529,260 shares reserved for issuance under our Amended and Restated 2000 Employee Stock Purchase Plan and 6,399,899 shares available for issuance under our 2017 LTIP. Under the 2017 LTIP, full value awards such as restricted stock, restricted stock units and share-based performance awards reduce the number of shares available for issuance by a factor of 2.23, or if such an award were forfeited or terminated without delivery of the shares, the number of shares that again become eligible for issuance would be multiplied by a factor of 2.23.

FISCAL YEAR 2017 AUDIT AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The following is the report of the Audit Committee with respect to Deluxe’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which includes the consolidated balance sheets of Deluxe as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the notes thereto. This report also addresses certain matters related to our independent registered public accounting firm. The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Deluxe specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors currently is comprised of the four undersigned directors, all of whom have been determined by the Board to be independent under the rules of the SEC and the NYSE. The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee reviews the adequacy of that charter on an annual basis. A complete copy of the Committee’s charter is posted on our website at www.deluxe.com under “About Us – Investor Relations – Corporate Governance – Audit Committee Charter.”

Financial Statements

As stated in its charter, the Audit Committee assists the Board in monitoring the integrity of Deluxe’s financial statements, the effectiveness of the internal audit function and independent registered public accounting firm, and Deluxe’s compliance systems. In carrying out these responsibilities, the Audit Committee met with Deluxe management periodically during the year to consider the adequacy of Deluxe’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with PricewaterhouseCoopers LLP, Deluxe’s independent registered public accounting firm, and with the appropriate financial personnel and internal auditors, and met privately on a regular basis with both the independent registered public accounting firm and with the internal auditors, each of whom reports to and has unrestricted access to the Audit Committee.

The Audit Committee reviewed with management and the independent registered public accounting firm Deluxe’s 2017 audited financial statements and met with both management and the independent registered public accounting firm to discuss those financial statements and reports prior to issuance. Management has the primary responsibility for Deluxe’s financial statements and the overall reporting process, including Deluxe’s system of internal controls. Management has represented, and PricewaterhouseCoopers LLP has indicated in its opinion to the Audit Committee, that Deluxe maintained, in all material respects, effective internal control over its financial reporting as of December 31, 2017, and that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of Deluxe.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable Public Company Accounting Oversight Board standards.

The Audit Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. As part of its efforts to ensure the independence of Deluxe’s independent registered public accounting firm, the Committee maintains a policy requiring the pre-approval by the Committee of all services to be provided by the independent registered public accounting firm and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm’s continued independence.

Based on the review and discussions referred to above, the Committee recommended to Deluxe’s Board of Directors that Deluxe’s audited financial statements be included in Deluxe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has acted as Deluxe’s independent registered public accounting firm since 2001. In determining whether to reappoint our independent registered public accounting firm, our Audit Committee undertakes an annual formal evaluation of the independent registered public accounting firm, during which it considers responses to questionnaires completed by members of the Audit Committee and management, the quality of its discussions with and the performance of the lead audit partner, the audit team assigned to our account, the overall strength and reputation of the firm and issues pertaining to auditor independence, including fees that our independent registered public accounting firm receives for non-audit services.

In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. Our Audit Committee is involved in the selection of the Company’s audit partners pursuant to this rotation policy including meetings between the Chairman of the Audit Committee and candidates for that role, as well as discussion by the full Committee and with management.

MEMBERS OF THE AUDIT COMMITTEE

John L. Stauch, Chair
Don J. McGrath
Neil J. Metviner
Stephen P. Nachtsheim

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered for Deluxe by PricewaterhouseCoopers LLP during the years ended December 31, 2017 and 2016 were as follows:

2017 ($)	2016 ($)

	2,574,700		2,168,450

Audit-Related Fees		603,052		437,999

Tax Fees		737,500		70,000

All Other Fees		1,800		1,800
Total Fees		3,917,052		2,678,249

The Audit Fees billed for the years ended December 31, 2017 and 2016 were for professional services rendered for audits of the annual consolidated financial statements and the Company’s internal controls over financial reporting, reviews of the related quarterly financial statements included in Deluxe’s quarterly reports on Form 10-Q filed with the SEC and consultations regarding accounting or disclosure treatment of transactions which were directly part of the audit. The fees also included professional services for audits of the separate financial statements of one of the Company’s subsidiaries and review of responses to SEC comment letters.

The Audit-Related Fees in 2017 and 2016 related to independent testing of our Information Technology (IT) general controls at Deluxe data centers and related reporting pursuant to American Institute of Certified Public Accountants (AICPA) standards. Also included in the fees were services related to assessments of certain IT matters and procedures related to the adoption of new accounting standards that are not yet effective.

Tax Fees in 2017 and 2016 consisted of fees for tax compliance and tax consulting professional services related to foreign, domestic and acquisition-related tax matters.

All Other Fees consisted of license fees for the use of a technical accounting research tool.

The Audit Committee approved all of the services and fees described above.

Policy on Audit Committee Pre-Approval of Accounting Firm Fees and Services

In order to assure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining their independence, the Audit Committee has adopted a policy which requires the Audit Committee to review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is engaged to provide such services. The Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee; provided, however, that a full report of any such delegated approvals must be given at the next Audit Committee meeting. The Audit Committee is required to specifically approve the fee levels for all services. Requests for approval of services must be jointly submitted to the Audit Committee by the independent registered public accounting firm and by one of the following: Deluxe’s CFO, Deluxe Corporate Controller or Deluxe’s Vice President Assurance and Risk Advisory Services, and must include (1) a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence and (2) a reasonably detailed description of the proposed services. The complete text of our Audit and Non-Audit Services Pre-Approval Policy is posted on our website at www.deluxe.com under “About Us – Investor Relations – Corporate Governance – Audit and Non-Audit Services Pre-Approval Policy.” A copy of the Policy is available in print free of charge to any shareholder who submits a request to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

ITEM 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm to examine Deluxe’s financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2018.

Pursuant to the Audit Committee’s charter, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2018 to the shareholders for ratification. Shareholder approval of this appointment is not required, but the Board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of the Company’s shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Deluxe anticipates that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be able to respond to appropriate questions from shareholders.

The Board of Directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm.

2019 SHAREHOLDER PROPOSALS

Any shareholder proposals intended to be included in the Proxy Statement for the annual meeting of shareholders in 2019 must be received by Deluxe’s Corporate Secretary at 3680 Victoria Street North, Shoreview, Minnesota 55126 no later than the close of business on November 20, 2018. Proposals received by that date will be included in Deluxe’s 2019 Proxy Statement only if the proposals are proper for consideration at an annual meeting and are required for inclusion in the Proxy Statement by, and conform to, the rules of the SEC.

In accordance with the notice provisions contained in Deluxe’s bylaws, a shareholder may present a proposal at the 2019 annual meeting of shareholders that is not included in Deluxe’s Proxy Statement if proper written notice is given to Deluxe’s CEO or Corporate Secretary at the Company’s principal executive offices no later than the close of business on January 2, 2019. The notice must contain the information required by Deluxe’s bylaws. The bylaws are filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. You may obtain a copy of the bylaws by writing to Deluxe’s Corporate Secretary.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of Deluxe and its shareholders. The proxies solicited by Deluxe will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before Deluxe printed and mailed these proxy materials.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Shareholders who wish to obtain a copy of our 2017 Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2017, may do so without charge by viewing these documents on our website at www.deluxe.com under “About Us – Investor Relations – SEC Filings” or by writing to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa Beth Lentini
Corporate Secretary

ANNEX A

Non-GAAP Reconciliations

Reported EPS reconciles to adjusted EPS as follows:

	2017	2016
Reported Diluted EPS	$4.72	$4.65
Asset impairment charges	0.81	—
Loss on debt extinguishment	—	0.15
Impact of federal tax reform	(0.42)	—
Restructuring and integration costs	0.13	0.10
Transaction costs	0.03	0.07
Adjusted Diluted EPS	$5.27	$4.97

DELUXE CORPORATION 3680 VICTORIA STREET NORTH SHOREVIEW, MINNESOTA 55126

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors

Nominees

01	Ronald C. Baldwin	02 C.E. Mayberry McKissack	03 Don J. McGrath		04 Neil J. Metviner	05 Stephen P. Nachtsheim
06	Thomas J. Reddin	07 Martyn R. Redgrave	08 Lee J. Schram		09 John L. Stauch	10 Victoria A. Treyger

The Board of Directors recommends you vote FOR proposals 2. and 3.:							For	Against	Abstain

2.	Approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers						☐	☐	☐

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018						☐	☐	☐

NOTE: To take action on any other business that may properly come before the meeting and any adjournment thereof

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com

DELUXE CORPORATION

This proxy is solicited by the Board of Directors

The undersigned appoints Martyn R. Redgrave, Lee J. Schram and Todd C. Wyle as proxies (the “Named Proxies”), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 8, 2018, at the annual meeting of shareholders to be held on May 2, 2018, and at any adjournment thereof.

This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted “FOR” the nominees, and “FOR” the proposals set forth in Items 2 and 3. Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. Deluxe Corporation anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement for the annual meeting of shareholders.

Continued and to be signed on reverse side